Exhibit 10.01

EXECUTION VERSION

TERM LOAN AGREEMENT

Dated as of November 30, 2016,

among

FLEX LTD.,

as Borrower,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Administrative Agent,

and

The Other Lenders Party Hereto

SUMITOMO MITSUI BANKING CORPORATION,
as Syndication Agent,

and

BANK OF CHINA, NEW YORK BRANCH,

DBS BANK, LTD.,

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED,

NEW YORK BRANCH

and

MIZUHO BANK (USA),
as Co-Documentation Agents

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

SUMITOMO MITSUI BANKING CORPORATION,

BANK OF CHINA, NEW YORK BRANCH,

DBS BANK, LTD.,

and

MIZUHO BANK (USA),
as
Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS

Section		Page

SCHEDULES

1.01(i)	Ineligible Material Subsidiaries
1.01(ii)	Initial Subsidiary Guarantors
2.01	Commitments and Applicable Percentages
5.15	Subsidiaries
5.21	Identification Number for the Borrower
7.01	Existing Secured Indebtedness
7.05	Investments
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Loan Notice
B	Term Note
C	Compliance Certificate
D	Assignment and Assumption
E	Subsidiary Guaranty
F	Guarantor Release Certificate
G	Administrative Questionnaire
H	U.S. Tax Certificates

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (“Agreement”) is entered into as of November 30, 2016, among FLEX LTD. (formerly known as Flextronics International Ltd.), a Singapore company (the “Borrower” or “Flex”), acting, subject to Section 10.20 hereof, through its Bermuda branch, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Administrative Agent.

RECITALS

WHEREAS, the Borrower, the lenders party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent, entered into that certain Term Loan Agreement dated as of August 30, 2013 (as amended by Amendment No. 1 dated as of May 21, 2014, the “Existing Flex Term Loan Agreement”);

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent provide a term loan facility to, among other things, refinance the Existing Flex Term Loan Agreement, and the Lenders and the Administrative Agent are willing to do so on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.                          DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.03(a)(ii).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.03(a)(ii).

“Acceptance Date” has the meaning specified in Section 2.03(a)(ii).

“Act” has the meaning specified in Section 6.09.

“Adjusted Revenues” means, in respect of any Subsidiary of Flex for any period, total revenues for such Subsidiary for such period, less Intercompany Revenues for such period.

“Administrative Agent” means MUFG in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 10.02, or such other address as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Currency” has the meaning specified in Section 10.19.

“Applicable Discount” has the meaning specified in Section 2.03(a)(ii).

“Applicable Foreign Obligor Documents” has the meaning specified in Section 5.20(a).

“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by the principal amount of such Term A Lender’s Term A Loans at such time, which as of the Closing Date shall be as set forth opposite the name of such Lender on Schedule 2.01 hereto, and (b) in respect of any Incremental Term Facility, with respect to any Lender under such Incremental Term Facility at any time, the percentage (carried out to the ninth decimal place) of the Incremental Term Facility represented by the principal amount of such Lender’s Incremental Term Loans under such Facility at such time.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Ratings S&P/Fitch/Moody’s	Eurodollar Rate Loans	Base Rate Loans
1	BBB or better/Baa2 or better	1.125%	0.125%
2	BBB-/Baa3	1.375%	0.375%
3	BB+/Ba1	1.625%	0.625%
4	BB/Ba2	1.875%	0.875%
5	worse than BB/Ba2	2.125%	1.125%

“Debt Rating” means, as of any date of determination, (i) the long term issuer credit rating of the Borrower as determined by S&P, (ii) the issuer rating (PDR) of the Borrower as determined by Moody’s (or, if no such issuer rating is in effect, then the corporate family rating of the Borrower as determined by Moody’s), and/or (iii) the long term issuer credit rating (IDR) of the Borrower as determined by Fitch (collectively, the “Debt Ratings”); provided that (a) if two of the three respective Debt Ratings issued by the foregoing rating agencies are the same level, then the Pricing Level for such Debt Ratings shall apply; (b) if the respective Debt Ratings issued by the foregoing rating agencies all differ, then the Pricing Level for the middle level of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (c) if the Borrower has only two Debt Ratings and such Debt Ratings issued by the two rating agencies differ by one level, then the Pricing Level for the lower of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (d) if the Borrower has only two Debt Ratings and such Debt Ratings issued by the foregoing rating agencies differ by more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (e) if the Borrower has only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Pricing Level 5 shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(ix).  Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Appropriate Lender” means, at any time, with respect to the Term A Facility or any Incremental Term Facility, a Lender that has a Commitment with respect to such Facility or holds a Term A Loan or an Incremental Term Loan, respectively, at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, MUFG, Sumitomo Mitsui Banking Corporation, Bank of China, New York Branch, DBS Bank Ltd. and Mizuho Bank (USA), each in its capacity as co-lead arranger and co-bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 2.03(a)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as published from time to time in The Wall Street Journal, as the “US Prime Rate” and (c) the Eurodollar Rate for an Interest Period of one month plus 1.00%.  If the “US Prime Rate” referenced above is no longer published by The Wall Street Journal, the Administrative Agent, in its exercise of reasonable judgment, shall substitute another reasonably comparable means of determining a prime rate. The Administrative Agent will give the Borrower notice of such substitution.  Any change in the published “US Prime Rate” will be effective on the day the change is published in The Wall Street Journal.  Any substitution of the “US Prime rate” will be effective on the day the Administrative Agent gives the Borrower notice of such substitution.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrowing” means a Term A Borrowing or an Incremental Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank Eurodollar market.

“Capital Leases” means any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, with respect to Flex, (a) the acquisition after the date hereof by any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”)) of (A) beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 50% or more of the outstanding Equity Securities of Flex entitled to vote for members of the board of directors (or similar governing body), or (B) all or substantially all of the assets of Flex; or (b) during any period of 12 consecutive calendar months, individuals who are directors of Flex on the first day of such period (“Initial Directors”) and any directors of Flex who are specifically approved by two-thirds of the Initial Directors and previously approved directors shall cease to constitute a majority of the board of directors of Flex before the end of such period.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986 as amended.

“Commitment” means a Term A Commitment or an Incremental Term Loan Commitment, as the context may require.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Tangible Assets” shall mean, with respect to Flex and its Subsidiaries, the aggregate amount of assets (determined on a consolidated basis and in accordance with GAAP) after deducting therefrom all goodwill, trade names, trademarks, patents, licenses, unamortized debt discount and expense, treasury stock and other like intangibles (in each case, determined on a consolidated basis and in accordance with GAAP).

“Contingent Obligation” means, without duplication, with respect to any Person, (a) any Guaranty Obligation of that Person and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments or (ii) in respect of any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person.  The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of “Guaranty Obligation”) be deemed equal to the maximum reasonably anticipated liability in respect thereof (subject to reduction as the underlying liability so guaranteed is reduced from time to time), and shall, with respect to item (b)(ii) of this definition, be marked to market on a current basis.

“Contractual Obligation” of any Person means any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“CFC” means a “controlled foreign corporation” described in Section 957(a) of the Code.

“Debt/EBITDA Ratio” means, with respect to Flex and its Subsidiaries, as of any date of determination, the ratio, determined on a consolidated basis in accordance with GAAP, of:

(a)                                 The total Indebtedness of Flex and its Subsidiaries on such date; provided, however, that in computing the foregoing sum, (i) there shall be excluded therefrom any Indebtedness to the extent the proceeds thereof are (A) legally segregated from Flex’s or such Subsidiaries’ other assets and (B) either (1) only held in the form of cash or cash equivalents or (2) used by Flex or its Subsidiaries for a purpose approved in advance from time to time by the Required Lenders and (ii) there shall be included as a component of total Indebtedness, without duplication and regardless of whether constituting Indebtedness as defined herein, all Securitization Attributable Indebtedness to

(b)                                 EBITDA for the four fiscal quarter period ending on such date.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the Base Rate plus (i) the Applicable Rate, if any, applicable to Base Rate Loans plus (ii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.13(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Term Loans, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm in writing to the Administrative Agent that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Designated Jurisdiction” means any country, territory or region to the extent that such country, territory or region itself is the subject of any Sanction.

“Discounted Loan Prepayment” has the meaning specified in Section 2.03(a)(ii).

“Discounted Prepayment Determination Date” has the meaning specified in Section 2.03(a)(ii).

“Discounted Prepayment Effective Date” means in the case of a Discount Range Prepayment Offer or a Solicited Discounted Prepayment Offer, five (5) Business Days following the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.03(a)(ii), unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discount Range” has the meaning specified in Section 2.03(a)(ii).

“Discount Range Prepayment Amount” has the meaning specified in Section 2.03(a)(ii).

“Discount Range Prepayment Notice” means a written notice of Discount Range Prepayment Offers made pursuant to Section 2.03(a)(ii) in form reasonably satisfactory to the Auction Agent.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning specified in Section 2.03(a)(ii).

“Dollar” and “$” means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state or other political subdivision of the United States.

“EBITDA” means, with respect to Flex and its Subsidiaries (including, for purposes of this definition and if required to be consolidated for GAAP purposes, the Unrestricted Subsidiaries), for any period, the sum, determined on a consolidated basis in accordance with GAAP, of the following:

(a)                                 The net income or net loss of Flex and its Subsidiaries for such period before provision for income taxes;

plus

(b)                                 The sum (without duplication and to the extent deducted in calculating net income or loss in clause (a) above) of (i) all Interest Expense of Flex and its Subsidiaries accruing during such period, (ii) all depreciation and amortization expenses of Flex and its Subsidiaries accruing during such period and (iii) any other noncash charges of Flex and its Subsidiaries incurred in such period, including noncash charges for stock options, performance shares or other equity-based compensation (it being understood and agreed that the term “noncash charges” does not include charges which consist of, or require an accrual of or cash reserve for, anticipated cash charges in subsequent periods);

plus

(c)                                  An amount, not to exceed $100,000,000 in any consecutive four-quarter period, equal to the sum (without duplication and to the extent deducted in calculating net income or loss in clause (a) above) of all one-time cash charges associated with (i) merger- or acquisition-related expenses (including legal fees, investment banking fees and other similar fees and expenses), in connection with any merger or acquisition entered into or consummated by Flex or any of its Subsidiaries which is otherwise permitted under this Agreement, (ii) restructuring costs incurred by Flex or any of its Subsidiaries in connection with any restructuring entered into or consummated by Flex or any of its Subsidiaries which is otherwise permitted under this Agreement, and (iii) net losses from the early extinguishment of notes or other Indebtedness; in each case paid in such period and calculated in accordance with GAAP; provided, however, that no one-

time cash charges in connection with merger- or acquisition-related expenses shall be added to the calculation of EBITDA if Flex and its Subsidiaries, in connection with any merger or acquisition to which such expenses relate, shall have adjusted EBITDA on a pro forma basis to give effect to such merger or acquisition as if such merger or acquisition had occurred as of the first day of such period as described in the next succeeding paragraph.

If Flex or any of its Subsidiaries acquires (whether by purchase, merger, consolidation or otherwise) any Person as a new Subsidiary or all or substantially all of the assets or property of any Person, during any period in respect of which EBITDA is to be determined, such EBITDA may, in the sole discretion of Flex, be determined on a pro forma basis as if such acquisition occurred as of the first day of such period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Elementum” means Elementum SCM (Cayman) Ltd.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b) (subject to such consents, if any, as may be required under Section 10.06(b)).

“Eligible Material Subsidiary” shall mean, at any time of determination, any Material Subsidiary that is not then an Ineligible Material Subsidiary.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of section 3(3) of ERISA maintained or contributed to by the Borrower, any Material Subsidiary or any ERISA Affiliate, other than a Multiemployer Plan.

“Enabling Period” has the meaning specified in Section 7.03(a).

“Environmental Laws” means all the Governmental Rules and Contractual Obligations relating to the protection of human health and the environment, including those pertaining to the reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling of, or exposure to, Hazardous Materials.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests, beneficial interests in a trust or other equity interests in such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which is treated as a single employer with the Borrower or any Material Subsidiary under Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means for any Interest Period:

(a)                                 the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as displayed on pages LIBOR01 of the Reuters screen (currently referred to on such screen as “ICE LIBOR”) (or on any successor or substitute page on such screen that displays such rate as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Lenders and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period;

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day; and

(c)                                  if LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurodollar liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.  Eurodollar Rate Loans shall be denominated in Dollars.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” has the meaning specified in Section 6.07.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Sections 3.06(b) or 10.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure (other than as a result of a Change in Law) to comply with Section 3.01(g); and (d) any U.S. federal withholding Taxes imposed under FATCA.  Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with Section 3.01(g).

“Existing Flex Indentures” means the Indenture dated as of February 20, 2013 among Flex, certain of its Subsidiaries and U.S. Bank National Association, as trustee, governing the 4.625% Notes due 2020 and 5.000% Notes due 2023 and the Indenture dated as of June 8, 2015 among Flex, certain of its Subsidiaries and U.S. Bank National Association, as trustee, governing the 4.750% Notes due 2025, in each case, as may be refinanced, renewed, extended, restructured or replaced.

“Existing BAML Credit Agreement” means the Credit Agreement dated as of March 31, 2014, among Flex, the “Designated Borrowers” party thereto, Bank of America, as the administrative agent, and the “Lenders” party thereto, as may be refinanced, renewed, extended, restructured or replaced.

“Existing Flex Term Loan Agreement” has the meaning specified in the recitals hereto.

“Existing Secured Indebtedness” means the secured Indebtedness existing on the Closing Date specified on Schedule 7.01.

“Facility” means the Term A Facility or an Incremental Term Facility, as the context may require.

“FASB” means the Financial Accounting Standards Board.

“FASB ASC” means the Accounting Standards Codification of FASB.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated October 18, 2016 between the Borrower and MUFG.

“Financial Statements” means, with respect to any accounting period for any Person, statements of income, shareholders’ equity and cash flows of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP.

“Fitch” means Fitch Ratings Inc. and any successor thereto.

“Flex” has the meaning specified in the introductory paragraph hereto.

“Flextronics (Hungary)” means Flextronics International KFT, a Hungarian company.

“Flextronics Sales (Mauritius)” means Flextronics Sales & Marketing (A-P) Ltd., a Mauritius company.

“Foreign Lender” means a Lender that is resident or organized under the Requirements of Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Obligor” means the Borrower and any Loan Party that is a Foreign Subsidiary.

“Foreign Plan” shall mean any employee benefit plan maintained or contributed to by the Borrower or any of its Subsidiaries which is mandated or governed by any Governmental Rule of any Governmental Authority other than the United States.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a state thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of FASB or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Charges” shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its property or otherwise payable by such Person.

“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

“Granting Lender” has the meaning specified in Section 10.06(h).

“Guarantor Release Certificate” has the meaning specified in Section 6.10(b).

“Guaranty Obligation” means, with respect to any Person, subject to the last sentence of this definition, any direct or indirect liability of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation (other than endorsements of instruments for collection or deposits in the ordinary course of business) (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof.  The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof (subject to reduction as the underlying liability so guaranteed is reduced from time to time); provided, however, that with respect to (1) any Guaranty Obligation by Flex or any of its Subsidiaries in respect of a primary obligation of Flex or any of its Subsidiaries and (2) any Guaranty Obligation of Flex or any of its Subsidiaries in respect of the primary obligation of a lessor in connection with a transaction relating to Synthetic Lease Obligations entered into by Flex or any of its Subsidiaries, such Guaranty Obligation shall, in each case, be deemed to be equal to the maximum reasonably anticipated liability in respect thereof which shall be deemed to be limited to an amount that actually becomes past due from time to time with respect to such primary obligation.

“Hazardous Materials” shall mean all pollutants, contaminants and other materials, substances and wastes which are hazardous, toxic, caustic, harmful or dangerous to human health or the environment, including petroleum and petroleum products and byproducts, radioactive materials, asbestos and polychlorinated biphenyls.

“Identified Participating Lenders” has the meaning specified in Section 2.03(a)(ii).

“Identified Qualifying Lenders” has the meaning specified in Section 2.03(a)(ii).

“Incremental Term Borrowing” means a borrowing consisting of simultaneous Incremental Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the applicable Lenders pursuant to Section 2.11 or 2.12.

“Incremental Term Commitment” as to each Incremental Term Lender, its obligation to make Incremental Term Loans to the Borrower pursuant to an Incremental Term Facility.

“Incremental Term Facility” means the term loans collectively comprising a term loan tranche established pursuant to Section 2.11 or 2.12.

“Incremental Term Loan” means a term loan made by a Lender pursuant to Section 2.11 or 2.12.

“Indebtedness” of any Person shall mean, without duplication, the following:

(a)                                 All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse); provided that, “Indebtedness” shall not at any date of determination include obligations of such Person for the deferred purchase price of property evidenced by notes, bonds, debentures or similar instruments to the extent (i) such obligations have a regularly-scheduled maturity date that is less than one year after such date, and (ii) solely for purposes of Section 8.01(e), the non-payment of such obligations as of such date is subject to a good faith dispute, including by virtue of a bona fide right of setoff by such Person;

(b)                                 All obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price), and the capitalized amount reported for income tax purposes with respect to Synthetic Lease Obligations; provided that, “Indebtedness” shall not at any date of determination include obligations consisting of accounts payable for property or services or the deferred purchase price of property to the extent (i) such obligations have a regularly-scheduled maturity date or payment due date that is less than one year after such date, and (ii) solely for purposes of Section 8.01(e), the non-payment of such obligations as of such date is subject to a good faith dispute, including by virtue of a bona fide right of setoff by such Person;

(c)                                  All obligations of such Person under conditional sale or other title retention agreements with respect to property (other than inventory) acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or lender under such agreement in the event of default are limited solely to repossession or sale of such property);

(d)                                 All obligations of such Person as lessee under or with respect to Capital Leases and Synthetic Lease Obligations;

(e)                                  All Guaranty Obligations of such Person with respect to the Indebtedness of any other Person, and all other Contingent Obligations (other than Guaranty Obligations) of such Person;

(f)                                   All obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (other than payments made solely with other Equity

Securities) in respect of any Equity Securities in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(g)                                  All obligations of other Persons of the types described in clauses (a) - (f) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien in any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such obligations, valued at the lesser of (1) the fair market value of the property securing such obligations and (2) the stated principal amount of such obligations.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Ineligible Material Subsidiary” means, at any time of determination, (a) any Material Subsidiary (i) that is then prohibited by any applicable Governmental Rule from acting as a Subsidiary Guarantor under the Subsidiary Guaranty, (ii) that then would incur or suffer, or would cause Flex or any Domestic Subsidiary to incur or suffer, (x) significant tax or similar liabilities or obligations or (y) an inclusion of income under Section 951(a)(1)(B) of the Code (or similar non-U.S. tax law) that is reasonably and substantially likely to result in a significant adverse effect on the Borrower’s consolidated financial accounts, as a result of acting as a Subsidiary Guarantor under the Subsidiary Guaranty (other than in the case of a Person that, immediately prior to becoming a Subsidiary of such a Domestic Subsidiary, was a Subsidiary Guarantor) or (iii) that is a Foreign Subsidiary as to which the representations and warranties set forth in Section 5.20 (other than subsection (c) thereof), after the exercise of commercially reasonable efforts by the Borrower and such Subsidiary, would not be true and correct were it to execute the Subsidiary Guaranty,  (b) any Material Subsidiary that then would incur or suffer, or would cause any Foreign Subsidiary to incur or suffer, significant tax or similar liabilities or obligations or an inclusion of income that is reasonably and substantially likely to result in a significant adverse effect on the Borrower’s consolidated financial accounts, as a result of acting as a Subsidiary Guarantor under the Subsidiary Guaranty (other than in the case of a Person that, immediately prior to becoming a Subsidiary of such a Foreign Subsidiary, was a Subsidiary Guarantor) with respect to which the Borrower has elected, by written notice to the Administrative Agent delivered within the time period specified by Section 6.10(a) for the delivery of a Subsidiary Guaranty by such Subsidiary, to provide a Substitute Guaranty in place of the Subsidiary Guaranty which would have otherwise been required to be delivered  pursuant to Section 6.10 by such Subsidiary, (c) the Subsidiaries of Flex listed on Schedule 1.01(i), (d) any other Subsidiary of the Borrower which is a CFC with respect to which the Borrower has elected, by written notice to the Administrative Agent delivered within the time period specified by Section 6.10(a) for the delivery of a Subsidiary Guaranty by such Subsidiary, to provide a Substitute Guaranty in place of the Subsidiary Guaranty which would have otherwise been required to be delivered  pursuant to Section 6.10 by such Subsidiary and (e) a bankruptcy-remote special purpose vehicle that exists solely to facilitate a securitization transaction permitted hereunder.

“Information” has the meaning specified in Section 10.07.

“Intercompany Receivables” means, in respect of Flex or any of its consolidated Subsidiaries, at any time of determination, assets consisting of receivables owing to such Person by Flex or any consolidated Subsidiary of Flex.

“Intercompany Revenues” means, in respect of any Subsidiary of Flex for any period, revenues of such Subsidiary that would not, after taking into account offsetting entries in the consolidation process, be recognized in accordance with GAAP as revenues of Flex in the consolidated Financial Statements of Flex and its Subsidiaries for such period.

“Interest Coverage Ratio” means, with respect to Flex and its Subsidiaries for any period, the ratio, determined on a consolidated basis in accordance with GAAP, of:

(a)                                 EBITDA for such period

to

(b)                                 aggregate Interest Expense of Flex and its Subsidiaries for such period.

“Interest Expense” shall mean, with respect to any Person for any period, (a) the amount which would, in conformity with GAAP, be set forth opposite the caption “interest expense” or any like caption on a consolidated income statement of such Person and its Subsidiaries minus (b) the amount of non-cash interest (including interest paid by the issuance of additional securities) included in such amount; provided that for any period during which there shall exist any securitization or similar program relating to the accounts receivable of Flex or its Subsidiaries, “Interest Expense” shall be adjusted to include (without duplication) an amount equal to the interest (or other fees in the nature of interest or discount) accrued and paid or payable in cash for such period by the applicable special purpose entity to the financiers of such securitization or similar program.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate

Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided that:

(a)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  no Interest Period shall extend beyond the Maturity Date.

“Investment” of any Person means any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts, advances to employees of such Person for indemnification, and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including any Guaranty Obligations of such Person and any indebtedness of such Person of the type described in clause (f) of the definition of “Indebtedness” on behalf of any other Person); provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers of such Person which are current assets and arose from sales of goods or services in the ordinary course of such Person’s business or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business.

“IRS” means the United States Internal Revenue Service.

“Judgment Currency” has the meaning specified in Section 10.19.

“Lender” or “Lenders” each have the meaning specified in the introductory paragraph hereto, including any Person making a Loan pursuant to Section 2.11 or 2.12.

“Lender Rate Contract” has the meaning specified in Section 8.04.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“LIBOR” has the meaning specified in the definition of Eurodollar Base Rate.

“Lien” means, with respect to any property or asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such property or asset or the income therefrom, including any agreement to provide any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means an extension of credit by a Lender to the Borrower under Article II or pursuant to Section 2.11 or 2.12 in the form of a Term Loan, and shall include a Term A Loan or an Incremental Term Loan, as the context may require.

“Loan Documents” means this Agreement, each amendment hereto, each Term Note, the Fee Letter and the Subsidiary Guaranty.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.

“London Banking Day” shall mean any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” has the meaning given to that term in Regulation U issued by the FRB.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of Flex and Flex’s Subsidiaries, taken as a whole (excluding, solely for purposes of the closing certificate delivered by Flex pursuant to Section 4.01(a)(ix), any such changes resulting solely from macroeconomic or financial market or electronics manufacturing industry events or circumstances that have not affected and are not expected to affect the operations, business, assets or financial condition of Flex and its Subsidiaries taken as a whole to an extent that is or would be disproportionate to that of other members of its industry), (b) the ability of the Borrower to pay or perform its Obligations in accordance with the terms of this Agreement and the other Loan Documents, (c) the ability of the Subsidiary Guarantors (taken as a whole) to pay or perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents or (d) the rights and remedies of the Administrative Agent or any Lender under this Agreement, the other Loan Documents or any related document, instrument or agreement.

“Material Subsidiary” means, at any time of determination, (a) any Subsidiary of Flex that (i) had Adjusted Revenues during the immediately preceding fiscal year equal to or greater than 5% of the consolidated total revenues of Flex and its Subsidiaries during such preceding year or (ii) held assets, excluding Intercompany Receivables and Investments in Flex or any other Flex Subsidiary, on the last day of the immediately preceding fiscal year equal to or greater than 10% of the consolidated total assets of Flex and its Subsidiaries on such date, in each case as set forth or reflected in the audited Financial Statements dated March 31, 2016 or the then most-recently available audited Financial Statements provided pursuant to Section 6.01 hereof; and (b) following any Material Subsidiary Recalculation Event, any Subsidiary of Flex that, on a pro forma basis (after giving effect to such Material Subsidiary Recalculation Event and all other

Material Subsidiary Recalculation Events occurring on or prior to the date thereof), (1) had Adjusted Revenues during the twelve-month period ended as of the last day of the immediately preceding fiscal quarter for which Financial Statements are available, greater than 5% of the consolidated total revenues of Flex and its Subsidiaries during such twelve-month period or (2) holds assets, excluding Intercompany Receivables and Investments in Flex or any other Flex Subsidiary, equal to or greater than 10% of the consolidated total assets of Flex and its Subsidiaries (including the assets of such Subsidiary and any other Subsidiaries acquired) as of the last day of the immediately preceding fiscal quarter for which Financial Statements are available (such tests in this clause (b), together, the “Pro Forma MS Test”).  For purposes of the Pro Forma MS Test in clause (b)(1), a Material Subsidiary Recalculation Event shall be deemed to have occurred as of the first day of the applicable twelve month period.  Notwithstanding the foregoing, for purposes of this definition, each of Flextronics (Hungary) and Flextronics Sales (Mauritius) shall at all times be deemed to be a Material Subsidiary notwithstanding the fact that the amount of its Adjusted Revenues or assets is less than the thresholds set forth above.

“Material Subsidiary Recalculation Event” means any of the following:  (a) the consummation of any acquisition by Flex or any of its Subsidiaries of any Person that becomes a Subsidiary (or part of a Subsidiary) as a result thereof (or the acquisition of all or substantially all of the assets of any Person or of any line of business of any Person) that would result in an additional Material Subsidiary, based on the Pro Forma MS Test, as applied as of such date; (b) any Subsidiary Guarantor ceasing to be a Subsidiary pursuant to a transaction otherwise permitted hereunder; (c) the occurrence of any event or circumstance resulting in the release of any Subsidiary Guarantor pursuant to the terms of the Subsidiary Guaranty; (d) any Person becoming an Ineligible Material Subsidiary solely by virtue of clauses (a)(i), (a)(ii) or (b) of the definition of “Ineligible Material Subsidiary,” and (e) any sale or disposition (including by merger) of any material portion of the Equity Securities of any Subsidiary of Flex, or the sale or transfer of all or substantially all of the assets of any Subsidiary of Flex, if such transaction would result in any additional Material Subsidiaries, based on the Pro Forma MS Test as applied as of such date.

“Maturity Date” means (a) with respect to the Term A Facility, November 30, 2021 and (b) with respect to any Incremental Term Facility, the agreed maturity date applicable thereto; provided, however, that if any such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Increase Amount” means, at any time, an amount equal to $150,000,000 minus the aggregate principal amount of Incremental Term Loans which have occurred or are pending pursuant to Section 2.11 or 2.12.

“Maximum Rate” has the meaning specified in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“MUFG” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., a member of MUFG, a global financial group, and its successors.

“Multiemployer Plan” means any multiemployer plan within the meaning of section 3(37) of ERISA maintained or contributed to by the Borrower, any Material Subsidiary or any ERISA Affiliate.

“Net Proceeds” means, with respect to any issuance and sale of securities by any Person (a) the aggregate cash proceeds received by such Person from such sale less (b) the sum of (i) the actual amount of the reasonable fees and commissions payable to Persons other than such Person making the sale or any Affiliate of such Person and (ii) the reasonable legal expenses and other costs and expenses directly related to such sale that are to be paid by such Person.

“New Term Loans” has the meaning specified in Section 2.12(a).

“New Term Loans Funding Date” has the meaning specified in Section 2.12(c).

“Non-Core Assets” means those assets and businesses (including the Equity Securities of any Subsidiary engaged exclusively in such businesses) designated in good faith by the board of directors of Flex or, with respect to sales, leases, transfer or other dispositions permitted under Section 7.03(b)(viii), the applicable Subsidiary proposing to sell, lease, transfer or dispose of such assets, from time to time as “Non-Core Assets” and set forth in a certificate or certificates of a Responsible Officer delivered by Flex or such Subsidiary to the Administrative Agent to the effect that Flex’s or such Subsidiary’s board of directors has duly designated such assets and businesses as “Non-Core Assets” in good faith.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offered Amount” has the meaning specified in Section 2.03(a)(ii).

“Offered Discount” has the meaning specified in Section 2.03(a)(ii).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary intangible, recording, or filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.

“Overnight Rate” means, for any day, (a) the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Lender” has the meaning specified in Section 2.03(a)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Indebtedness” has the meaning specified in Section 7.01.

“Permitted Liens” has the meaning specified in Section 7.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.01.

“Pro Forma Calculation Subsidiary” means any Subsidiary as to which the Borrower has properly elected to present its EBITDA on a pro forma basis, as set forth in the last paragraph of the definition “EBITDA.”

“Pro Forma MS Test” has the meaning specified in the definition “Material Subsidiary.”

“Public Lender” has the meaning specified in Section 6.01.

“Qualifying Lender” has the meaning specified in Section 2.03(a)(ii).

“Rate Contracts” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock, deferred compensation arrangement or similar plan providing for payments only on account of past or future services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Rate Contract.

“Receivables Assets” means accounts receivable, indebtedness and other obligations owed to or owned by the Borrower or any Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services (including any indebtedness or obligation constituting an account, chattel paper, instrument or general intangible), together with all related security, collateral, collections, contracts, contract rights, guarantees or other obligations in respect thereof, all proceeds and supporting obligations and all other related assets which are of the type customarily transferred in connection with a sale, factoring, financing or securitization transaction involving accounts receivable.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any other recipient of any payment to be made by or on behalf of any Loan Party.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means a reportable event within the meaning of Section 4043 of ERISA and applicable regulations thereunder, but shall not include a reportable event for which the notice requirement has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the aggregate outstanding principal amount of the Term Loans; provided, that the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Term A Lenders” means, as of any date of determination, Term A Lenders holding more than 50% of the Term A Facility or the commitments thereunder on such date.

“Requirements of Law” applicable to any Person means (a) the articles or certificate of incorporation and by-laws, partnership agreement or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person or (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Loan Party, such Loan Party’s chief executive officer, chief financial officer, treasurer, vice president — finance, controller, assistant controller, assistant treasurer, director of treasury operations, corporate secretary, assistant secretary, director or any other officer or authorized representative of such Loan Party designated from time to time by its board of directors or equivalent governing body to execute and deliver any document, instrument or agreement hereunder.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw-Hill Financial Inc. and any successor thereto.

“Same Day Funds” means with respect to any disbursements and payments, immediately available funds.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Attributable Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any accounts receivable securitization or similar transaction relating to accounts receivable originated by Flex or its Subsidiaries on any date of determination that corresponds to the outstanding net investment (including loans) of, or cash purchase price paid by, the unaffiliated third party purchasers or financial institutions participating in such transaction and, as such, would be characterized as principal if such securitization were structured as a secured lending transaction rather than as a purchase (or, to the extent structured as a secured lending transaction, is principal).  For the avoidance of doubt, “Securitization Attributable Indebtedness” shall not include (a) obligations that correspond to a deferred purchase price or other consideration owing to Flex or any of its Subsidiaries funded on a deferred basis from the proceeds of the collections on such receivables, a subordinated interest held by Flex or any of its Subsidiaries or the reserve or over-collateralization established or maintained for the benefit of the unaffiliated third party purchasers or financial institutions participating in such transaction, and (b) obligations arising under uncommitted factoring arrangements and similar uncommitted sale transactions.

“Significant Subsidiary” shall mean, at any time of determination, (a) any Subsidiary of Flex that (i) had Adjusted Revenues during the immediately preceding fiscal year equal to or greater than $100,000,000 or (ii) had net worth on the last day of the immediately preceding fiscal year equal to or greater than $100,000,000; and (b) in respect of any Subsidiary formed or acquired during the term of this Agreement, that (i) had Adjusted Revenues during the twelve-month period ended as of the last day of the immediately preceding fiscal quarter for which Financial Statements are available greater than $100,000,000 or (ii) has a net worth (determined on a pro forma basis as of the last day of the immediately preceding fiscal quarter for which Financial Statements are available) equal to or greater than $100,000,000.

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.03(a)(ii).

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.03(a)(ii) in form reasonably satisfactory to the Auction Agent.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.03(a)(ii).

“Solicited Discount Proration” has the meaning specified in Section 2.03(a)(ii).

“Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (c) such Person is not engaged in or about to engage in business or transactions for which such Person’s property would constitute an unreasonably small capital.

“SPC” has the meaning specified in Section 10.06(h).

“Submitted Amount” has the meaning specified in Section 2.03(a)(ii).

“Submitted Discount” has the meaning specified in Section 2.03(a)(ii).

“Subsidiary” of any Person means (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (c) any other Person included in the Financial Statements of such Person on a consolidated basis, in each case, except where expressly included herein, other than an Unrestricted Subsidiary.  All references in this Agreement and the other Loan Documents to Subsidiaries shall, unless otherwise indicated, refer to a “Subsidiary” or “Subsidiaries” of Flex.

“Subsidiary Guarantors” means, collectively, each Subsidiary of Flex which on the Closing Date or thereafter (pursuant to Section 6.10(a)) executes the Subsidiary Guaranty.  The Subsidiary Guarantors as of the Closing Date are identified on Schedule 1.01(ii).

“Subsidiary Guaranty” means the Subsidiary Guaranty (including counterparts thereof and joinders thereto) made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit E.

“Substitute Guaranty” means a counterpart of or joinder to the Subsidiary Guaranty (or such other document as the Administrative Agent shall deem appropriate) executed by a Substitute Guarantor pursuant to the second sentence of Section 6.10(a).

“Substitute Guarantors” means Significant Subsidiaries of the Borrower which (a) are not then Subsidiary Guarantors (except as provided below) and (b) in the aggregate, have Adjusted Revenues or hold assets (excluding Intercompany Receivables and Investments in Flex or any other Flex Subsidiary) that are at least equal to the Adjusted Revenues or assets (as applicable) of a Subsidiary or CFC referred to in clauses (b) or (d), as applicable, of the definition of “Ineligible Material Subsidiary” with respect to which the Borrower has elected not to provide a Subsidiary Guaranty; provided that, notwithstanding the provision set forth in clause (a) above, if the Borrower elects pursuant to clauses (b) and (d) of the definition of Ineligible Material Subsidiary to provide a Substitute Guaranty from a Substitute Guarantor in replacement of a Subsidiary Guaranty otherwise required hereby to be provided by a Material Subsidiary hereunder, the Borrower may designate Flextronics (Hungary) and/or Flextronics Sales (Mauritius) as Substitute Guarantors for such purposes (subject to the remaining provisions set forth in this definition and the provisions of this Agreement) notwithstanding the fact that the Subsidiaries Guaranties of Flextronics (Hungary) and Flextronics Sales (Mauritius) were provided on the Closing Date; provided further, that upon either such Subsidiary being deemed a Substitute Guarantor, clause (a) of this definition shall again apply.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Synthetic Lease Obligation” means the monetary obligation of a Person as a lessee under (a) a so-called synthetic or tax retention lease, where such transaction is considered borrowed money indebtedness for tax purposes or bankruptcy purposes but is classified as an operating lease in accordance with GAAP or (b) a lease, funding agreement or other arrangement for the use or possession of real or personal property pursuant to which the lessor is treated as the owner of such property for accounting purposes and the lessee is treated as the owner of such property for federal income tax purposes and which creates obligations that do not appear as borrowed money indebtedness on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the borrowed money indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including back-up withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01.

“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Term Facilities” means, at any time, the Term A Facility and each Incremental Term Facility.

“Term Increase Effective Date” has the meaning specified in Section 2.11(c).

“Term Loan” means a Term A Loan and any Incremental Term Loan.

“Term Note” means a promissory note made by the Borrower in favor of a Lender evidencing a Term Loan made by such Lender, substantially in the form of Exhibit B.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (i) Elementum and any Person which would otherwise constitute a “Subsidiary” of Flex but which is designated by Flex (by notice to the Administrative Agent) as an “Unrestricted Subsidiary,” in each case so long as (A) less than 100% of the issued and outstanding Equity Securities of such Person are owned, directly or indirectly, by Flex and (B) the assets or businesses of such Person (including the Equity Securities of any Subsidiary engaged exclusively in such businesses) are Non-Core Assets (as certified by a Responsible Officer of Flex in the notice designating such entity as an “Unrestricted Subsidiary”), and (ii) each Person owned directly or indirectly, in whole or in part, by the Persons identified in subsection (i) above.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(g).

“U.S. Term Loans” means the term loans incurred under the credit agreement dated as of October 1, 2007, as amended, among the Borrower and Flextronics International USA, Inc. as borrowers, Citicorp North America, as administrative agent, and the lenders party thereto.

“Wholly-Owned Subsidiary” means any Subsidiary of which more than 90% of the issued and outstanding Equity Securities are owned, directly or indirectly, by Flex.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited Financial Statements dated as of March 31, 2016, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio, requirement or other covenant set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio, requirement or covenant to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio, requirement or covenant shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, requirement or covenant made before and after giving effect to such change in GAAP.  The foregoing notwithstanding, leases shall continue to be classified and accounted for on a basis consistent with that used in the audited Financial Statements dated as of March 31, 2016 for all purposes of this Agreement.

(c)                                  Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries (including, if required to be consolidated for GAAP purposes, the Unrestricted Subsidiaries) or to the determination of any amount for the Borrower and its Subsidiaries (including, if required to be consolidated for GAAP purposes, the Unrestricted Subsidiaries) on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary (including, if applicable, any of the Unrestricted Subsidiaries) as defined herein.

1.04                        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day; Rates.  Unless otherwise specified, all references herein to times of day shall be references to U.S. Pacific time (daylight or standard, as applicable). The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto (other than any rate established pursuant to the second sentence of clause (a) of the definition of “Eurodollar Base Rate”).

ARTICLE II.                     THE COMMITMENTS AND BORROWINGS

2.01                        The Term A Loans.  Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan to Flex on the Closing Date in an amount not to exceed the Term A Commitment of such Term A Lender.  The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Applicable Percentage of the Term A Facility.  Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.  Term A Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.  Each Term A Loan shall be denominated in Dollars.

2.02                        Borrowings, Conversions and Continuations of Loans.

(a)                                 Each Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than (i) 10:00 a.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) 3:00 p.m. on the Business Day prior to the date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                                 Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans.  In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 10:00 a.m., in each case on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of MUFG with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Term A Borrowings, all conversions of Term A Loans from one Type to the other, and all continuations of Term A Loans as the same Type, there shall not be more than 3 Interest Periods in effect with respect to each Term Facility.

(f)                                   Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

2.03                        Prepayments.

(a)                                 (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 8:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each affected Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility) of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment of an outstanding Term Facility pursuant to this Section 2.03(a) shall, subject to Section 2.13, be applied to the principal repayment installments thereof on a pro rata basis, and each such prepayment shall be paid to the

Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii)                                  Notwithstanding anything in any Loan Document to the contrary, so long as (w) no Default or Event of Default has occurred and is continuing, (x) Flex shall deliver to the Administrative Agent a certificate stating that (1) no Default or Event of Default has occurred and is continuing or would result from the proposed prepayment described below and (2) each of the conditions set forth in this Section has been satisfied, (y) neither the Borrower nor any other Loan Party has any material non-public information with respect to Flex and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information) Flex may prepay any portion of the outstanding Term Loans (and immediately and permanently cancel them) on the following basis:

(B)                               Flex shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to Discount Range Prepayment Offers or Solicited Discounted Prepayment Offers (any such prepayment, the “Discounted Loan Prepayment”), in each case made in accordance with this Section 2.03(a)(ii); provided that Flex shall not initiate any action under this Section 2.03(a)(ii) in order to make a Discounted Loan Prepayment of Loans in any tranche of Term Loans unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Loan Prepayment of any Term Loan in such tranche as a result of a prepayment made by Flex on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date Flex was notified that no Lender was willing to accept any prepayment of any Term Loan in such tranche pursuant to a Discount Range Prepayment Notice or in the case of Solicited Discounted Prepayment Offers, the date of Flex’s election not to accept any Solicited Discounted Prepayment Offers relating to a Solicited Discount Prepayment Notice.

(C)                                    (1) Subject to the proviso to subsection (A) above, Flex may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of Flex, to (x) each Lender and/or (y) each Lender with respect to any Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Loans with respect to each relevant tranche of Term Loans willing to be prepaid by Flex (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of

$1,000,000 in excess thereof and (IV) each such solicitation shall remain outstanding through the Discount Range Prepayment Response Date.  The Auction Agent will promptly provide each applicable Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”).  Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount.  Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Loan Prepayment of any of its Loans at any discount to their par value within the Discount Range.

(2)                                 The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with Flex and subject to rounding requirements of the Auction Agent made in its reasonable discretion) the Applicable Discount and Loans to be prepaid at such Applicable Discount in accordance with this subsection (B).  Flex agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3)                                 If there is at least one Participating Lender, Flex will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than or equal to the Applicable Discount exceeds the Discount Range Prepayment

Amount, prepayment of the principal amount of the relevant Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with Flex and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Discount Range Proration”).  The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) Flex of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to Flex and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to Flex shall be due and payable by Flex on the Discounted Prepayment Effective Date in accordance with subsection (E) below (subject to subsection (I) below).

(D)                                    (1) Subject to the proviso to subsection (A) above, Flex may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of Flex, to (x) each Lender and/or (y) each Lender with respect to Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date.  The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time on the third Business Day after the date of delivery of such notice to such Lenders (the “Solicited Discounted Prepayment Response Date”).  Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount.  Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide Flex with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date.  Flex shall review all such Solicited Discounted Prepayment Offers and select the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to Flex (the “Acceptable Discount”), if any.  If Flex elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by Flex from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), Flex shall submit an Acceptance and

Prepayment Notice to the Auction Agent setting forth the Acceptable Discount.  If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from Flex by the Acceptance Date, Flex shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with Flex and subject to rounding requirements of the Auction Agent made in its reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by Flex at the Acceptable Discount in accordance with this Section 2.03(a)(ii)(C).  If Flex elects to accept any Acceptable Discount, then Flex agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount.  Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Offered Amount (subject to any required prorate reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”).  Flex will prepay outstanding Loans pursuant to this subsection (C) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with Flex and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Solicited Discount Proration”).  On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) Flex of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Loan Prepayment and the tranches to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to Flex and Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to Flex shall be due and payable by Flex on the Discounted Prepayment Effective Date in accordance with subsection (E) below (subject to subsection (I) below).

(E)                                     In connection with any Discounted Loan Prepayment, Flex and the Lenders acknowledge and agree that the Auction Agent may require the payment of customary and reasonable fees and expenses from Flex in connection therewith.

(F)                                      If any Loan is prepaid in accordance with paragraphs (B) through (C) above, Flex shall prepay such Loans on the Discounted Prepayment Effective Date.  Flex shall make such prepayment to the Administrative Agent, for the account of the Participating Lenders or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant Term Loans on a pro-rata basis across such installments.  The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.03(a)(ii) shall be paid to the Participating Lenders or Qualifying Lenders, as applicable, and shall be applied to the relevant Term Loans of such Lenders in accordance with their respective pro rata share.  The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Loan Prepayment.

(G)                                    To the extent not expressly provided for herein, each Discounted Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.03(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H)                                   Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.03(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)                                        Flex and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.03(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate.  The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this Section 2.03(a)(ii) as well as activities of the Auction Agent.

(J)                                        Flex shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Loan Prepayment and rescind the applicable Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by Flex to make any prepayment to a Lender, as applicable, pursuant to this Section 2.03(a)(ii) shall not constitute a Default or Event of Default).

(b)                                 Reserved.

2.04                        Repayment of Loans.

(a)                                 Flex shall repay to the Term A Lenders the aggregate principal amount of all Term A Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03(a)(i)):

Date	Amount

October 31, 2017	$4,062,500
December 31, 2017	$4,062,500
March 31, 2018	$4,062,500
June 30, 2018	$4,062,500
September 30, 2018	$4,062,500
December 31, 2018	$4,062,500
March 31, 2019	$4,062,500
June 30, 2019	$4,062,500
September 30, 2019	$4,062,500
December 31, 2019	$4,062,500
March 31, 2020	$4,062,500
June 30, 2020	$4,062,500
September 30, 2020	$4,062,500
December 31, 2020	$4,062,500
March 31, 2021	$4,062,500
June 30, 2021	$4,062,500
September 30, 2021	$4,062,500

provided, however, that the final principal repayment installment of the Term A Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date.

(b)                                 Flex shall repay to the Lenders making any Incremental Term Loans the aggregate principal amount thereof on the dates agreed pursuant to Section 2.11 or Section 2.12, as applicable.

2.05                        Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.

(b)                                 (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.

(iii)                               Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of any Loans then outstanding and all other outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06                        Fees.

(a)                                 The Borrower shall pay to MUFG, in its capacity as an Arranger and Administrative Agent for its own account, in Dollars, fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)                                 The Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing (if any) in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.07                        Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by the “US Prime Rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.08                        Evidence of Debt.  The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the

Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records.  Each Lender may attach schedules to a Term Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

2.09                        Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 11:00 a.m. on the date specified herein.  Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 11:00 a.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans (which payment, for the avoidance of doubt, shall be in lieu of any other interest (other than interest at the Default Rate, if applicable) relating to such portion of the relevant Borrowing).  If the Borrower and such Lender shall pay such interest to the Administrative

Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.  A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)                                   Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.10                        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a prepayment in accordance with Section 2.03(a)(ii)), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof in a transaction not in compliance with Section 2.03(a)(ii) (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.11                        Increase in Term A Facility.

(a)                                 Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent, the Borrower may from time to time, request an increase in the Term A Loans by an amount (for all such requests) not exceeding the Maximum Increase Amount; provided that (x) any such request for an increase shall be in a minimum amount of $25,000,000 and (y) no more than five (5) requests in the aggregate may be made under Sections 2.11 and 2.12.

(b)                                 Proposed Lenders.  Any proposed increase in the Term A Loans may be requested from existing Lenders, new prospective lenders who are Eligible Assignees (and who are approved by the Administrative Agent, which approval shall not be unreasonably withheld) or a combination thereof, as selected by, and with such allocations of committed amounts as may be determined by, the lead arranger(s) thereof and/or the Borrower, provided that any incremental Term A Loans made by an Eligible Assignee shall be in a principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof. Any Lender approached to provide all or a portion of the incremental Term A Loans may elect or decline, in its sole discretion, to provide an incremental Term A Loan.

(c)                                  Effective Date and Allocations.  If the Term A Loans are increased in accordance with this Section, the Administrative Agent shall promptly notify the Borrower and the Lenders of the amount and effective date (the “Term Increase Effective Date”) of such increase.  As of the Term Increase Effective Date, this Agreement shall be amended to (i) reflect the incremental Term A Loans being made on the Term Increase Effective Date and the joinder to this Agreement of any Eligible Assignees making any such incremental Term A Loans and (ii) increase each then-remaining unpaid installment of principal of the Term A Loans payable pursuant to Section 2.04(a) prior to the Maturity Date by an amount such that (A) the increase for each such installment equals the product of (x) the percentage of the initial principal amount of the existing Term A Loans payable on each such installment date multiplied by (y) the aggregate amount of such incremental Term A Loans and (B) the aggregate principal payments payable pursuant to Section 2.04(a) (including the proviso thereto) are increased by the aggregate amount of the incremental Term A Loans being made on the Term Increase Effective Date.  Such amendment shall be executed and delivered by the Administrative Agent, the Loan Parties and each Lender and Eligible Assignee making any such incremental Term A Loan without the consent of any other party.  Such amendment shall be in form and substance reasonably satisfactory to the Administrative Agent.  On the Term Increase Effective Date, each incremental Term A Loan made on such date shall be deemed a Term A Loan for all purposes hereof (including without limitation for purposes of the payment and amortization requirements of Section 2.04(a)) and the holder thereof shall be deemed a Term A Lender for all purposes hereof.

(d)                                 Effective Date and Allocations.  Notwithstanding the foregoing, no increase to the Term A Facility shall become effective under this Section 2.11 unless (i) on the date of such effectiveness, the conditions set forth in Sections 4.02(a) and 4.02(b) shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) after giving effect to such increase, (A) the Borrower would be in compliance, on a pro forma basis, with the covenants set forth in Section 7.12 and (B) no Default has occurred and is continuing or would result therefrom, and the Administrative Agent shall have received a certificate to that effect dated the Term Increase Effective Date and executed by a Responsible Officer of the Borrower, (iii) all reasonable fees and expenses owing to the Administrative Agent and the Lenders shall have been paid, (iv) an amendment to this Agreement consistent with Section 2.11(c) and reasonably satisfactory to the Administrative Agent in form and substance shall have been executed and delivered by the applicable parties and (v) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and substantially consistent with those delivered on the Closing Date under Section 4.01.

(e)                                  Conflicting Provisions.  This Section shall supersede any provisions in Section 2.10 or 10.01 to the contrary.

2.12                        New Term Facilities.

(a)                                 Request for New Term Facility.  Provided there exists no Default, upon notice to the Administrative Agent, the Borrower may from time to time on or after the Closing Date request a new tranche or tranches of term loans (“New Term Loans”) in an aggregate amount (for all such requests) not exceeding the Maximum Increase Amount; provided that (i) any such request for New Term Loans shall be in a minimum amount of $25,000,000, (ii) no more than five (5) requests in the aggregate may be made under Sections 2.11 and 2.12, (iii) the maturity date and weighted average life to maturity (as of the effective date of the New Term Loans) of such New Term Loans shall be no earlier than, or shorter than, as the case may be, the latest Maturity Date and weighted average life to maturity (as of the effective date of the New Term Loans), as the case may be, of the Term Facility, (iv) the interest rate margins applicable to the New Term Loans shall be determined by the Borrower and the lenders thereof, provided that in the event the interest rate margins (other than as a result of the imposition of default interest) for any New Term Loan are higher than the interest rate margins for the Term A Loans by more than 0.50%, then the interest rate margins for the Term A Loans shall be increased to the extent necessary so that such interest rate margins shall be equal to the interest rate margins for such New Term Loans, minus 0.50%; provided further that, in determining the interest rate margins applicable to the New Term Loans and the Term A Loans (A) original issue discount or upfront fees (which shall be deemed to constitute like amounts of original issue discount) payable or paid, as the case may be, by any Loan Party to the lenders of Term A Loans or New Term Loans, as the case may be, in the initial primary syndication thereof shall be included (with original issue discount being equated to interest based on assumed 4-year life to maturity), (B) customary arrangement, structuring, underwriting or commitment fees (or similar fee, however denominated) payable or paid, as the case may be, to any of the Arrangers (or their affiliates) in connection with Term A Loans or New Term Loans, as the case may be, or to one or more arrangers (or their affiliates) thereof shall be excluded and (C) if there is a eurodollar rate floor or base rate floor applicable to the New Term Loans that is greater than such floor applicable to the Term A Loans, such increased amount at the time of such determination shall be equated to an increase in the interest rate margin for purposes of determining whether the interest rate margins for any New Term Loans are higher than the applicable interest rate margins for the Term A Loans, (v) such New Term Loans rank pari passu in right of payment and security with the Term A Loans, (vi) such New Term Loans share ratably in any prepayment with the Term A Loans, and (vii) such New Term Loans are on the same terms and conditions as those set forth in this Agreement, except as set forth in clause (ii) or (iii) above or to the extent reasonably satisfactory to the Administrative Agent.

(b)                                 Proposed Lenders.  Any proposed New Term Loans may be requested from existing Lenders, new prospective lenders who are Eligible Assignees or a combination thereof, as selected by, and with such allocations of committed amounts as may be determined by, the lead arranger(s) thereof and/or the Borrower, provided that any New Term Loans made by an Eligible Assignee shall be in a principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof. Any Lender approached to provide all or a portion of the New Term Loans may elect or decline, in its sole discretion, to provide New Term Loans.

(c)                                  Notification by Administrative Agent; Amendments.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the amount and effective date (the

“New Term Loans Funding Date”) of any New Term Loan. Notwithstanding anything in this Agreement to the contrary, in connection with any New Term Loan, this Agreement and the other Loan Documents may be amended in a writing executed and delivered by the Borrower and the Administrative Agent (without any further consent of Required Term A Lenders that would otherwise be required under Section 10.01) to reflect any changes (including, without limitation, changes to Section 10.01 and the definitions related thereto) necessary to give effect to such New Term Loan in accordance with its terms as set forth herein, which may include the addition of such New Term Loans as a separate facility, permit sharing set forth in Section 2.10 in a manner consistent with the treatment hereunder of the Term A Facility, and to otherwise (subject to the proviso to Section 2.12(a)) treat such New Term Loans in a manner consistent with the Term A Loans.

(d)                                 Conditions to Effectiveness of New Advances.  Notwithstanding the foregoing, no New Term Loans shall be made hereunder unless (i) on the New Term Loans Funding Date, the conditions set forth in Sections 4.02(a) and 4.02(b) shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) after giving effect to the borrowing of such New Term Loans, (A) the Borrower would be in compliance, on a pro forma basis, with the covenants set forth in Section 7.12 and (B) no Default has occurred and is continuing or would result therefrom, and the Administrative Agent shall have received a certificate to that effect dated the New Term Loans Funding Date and executed by a Responsible Officer of the Borrower, (iii) all reasonable fees and expenses owing to the Administrative Agent and the lenders providing the New Term Loans shall have been paid and (iv) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and substantially consistent with those delivered on the Closing Date under Section 4.01.

(e)                                  Conflicting Provisions.  This Section shall supersede any provisions in Section 2.10 or 10.01 to the contrary.

2.13                        Defaulting Lenders.  (a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Governmental Rule:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)                                 Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.                TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 General.   For purposes of this Section 3.01, “Requirements of Law” shall include FATCA.

(b)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Requirements of Law.  If any applicable Requirements of Law require the deduction or withholding of any Tax from any such payment, then the Borrower and the Administrative Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)                                  Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                 Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by Section 3.01(e) so long as the Administrative Agent shall have in good faith made a written demand upon such Lender for the applicable payment and such payment demand has not been satisfied in full by the applicable Lender within 30 days after such written demand.  In the event of a payment to the Administrative Agent by the Borrower pursuant to the preceding sentence, upon the request of the Borrower, the Administrative Agent shall execute and deliver such documents or instruments as the Borrower may reasonably request to assign to the Borrower any claims that the Administrative Agent may have against the applicable Lender with respect to the payments to the Administrative Agent that were required to have been made pursuant to Section 3.01(e) below (including the right of set off provided in the last sentence of Section 3.01(e) below).  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                                   Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority pursuant to this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to requesting Borrower or the Administrative Agent.

(g)                                  Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent (provided that the Administrative Agent shall be under no obligation to so request), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                                    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                                    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a CFC described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)                                 to the extent a Foreign Lender is not the beneficial owner of a payment received under any of the Loan Documents, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and at the time or times prescribed by applicable Requirements of Law and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(iii)                               Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.  Each Lender shall promptly take such steps (at the cost and expense of the Borrower) as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Requirements of Law of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender.  Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Requirements of Law of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Requirements of Law in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(h)                                 Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund (or the amount of any credit in lieu of refund) of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund (or credit in lieu of refund)), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit in lieu of refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) to the extent the payment of such amount would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                               Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02                        Illegality.  If any Lender determines that any Requirements of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, (a) on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make, maintain, fund or continue Eurodollar Rate Loans in the affected currency or currencies or, in the case of Eurodollar Rate Loans in Dollars, to convert Base Rate Loans to Eurodollar Rate Loans, shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base

Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans in the affected currency or currencies shall be suspended, and in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in this section, the Administrative Agent, in consultation with the Borrower and the Required Lenders, may establish an alternative interest rate for any Eurodollar Rate Loans subject to clauses (a), (b) or (c) immediately above (any “Impacted Loans”),  in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof. For the avoidance of doubt, nothing contained in this paragraph shall permit the Administrative Agent to establish an alternative interest rate for Base Rate Loans and, during the applicable determination, the utilization of the Eurodollar Rate component of the Base Rate shall remain suspended in accordance with the preceding paragraph.

3.04                        Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes and Other Taxes covered by Section 3.01, (B) Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder with respect to any Eurodollar Rate Loan (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the

Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05                        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.05 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 3.05 for any loss, cost or expense incurred more than nine months prior to the date that such Lender notifies the Borrower of the act or omission giving rise to such loss, cost or expense and such Lender’s intention to claim compensation therefor.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders; Certificates.

(a)                                 Designation of a Different Lending Office. Each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay, within 10 days of the request therefor, all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or there occurs any prepayment or conversion of its Loans under Section 3.02, the Borrower may replace such Lender, so long as such replacement will result in a reduction of such compensation or amounts in accordance with Section 10.13.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the basis for and a calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of Section 3.04 or Section 3.05 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

3.07                        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.                 CONDITIONS PRECEDENT TO BORROWINGS

4.01                        Conditions of Initial Borrowing.  The obligation of each Lender to make the initial Borrowing hereunder is subject to satisfaction of the following conditions precedent:

(a)                                 The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (as applicable), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     executed counterparts of this Agreement and the Subsidiary Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)                                  Term Notes executed by the Borrower in favor of each Lender requesting Term Notes;

(iii)                               The certificate of incorporation (or comparable document) of each Loan Party certified by the Secretary of State (or comparable public official) of its jurisdiction of organization (or, if any such Person is organized under the laws of any jurisdiction outside the United States, such other evidence as the Administrative Agent may request to establish that such Person is duly organized and existing under the laws of such jurisdiction), together with an English translation thereof (if appropriate);

(iv)                              To the extent such jurisdiction has the legal concept of a corporation being in good standing and a Governmental Authority in such jurisdiction issues any evidence of such good standing, a Certificate of Good Standing (or comparable certificate) for each Loan Party certified by the Secretary of State (or comparable public official) of its jurisdiction of organization (or, if any such Person is organized under the laws of any jurisdiction outside the United States, such other evidence as the Administrative Agent may request to establish that such Person is duly qualified to do business and in good standing under the laws of such jurisdiction), together with an English translation thereof (if appropriate);

(v)                                 A certificate of the secretary or an assistant secretary (or comparable officer) or a director of each Loan Party certifying (A) that attached thereto is a true and correct copy of the by-laws (or comparable document) of such Person as in effect (or, if any such Person is organized under the laws of any jurisdiction outside the United States, any comparable document provided for in the respective corporate laws of that jurisdiction), (B) that attached thereto are true and correct copies of resolutions duly adopted by the board of directors of such Person (or other comparable enabling action) and continuing in effect, which (1) authorize the execution, delivery and performance by such Person of the Loan Documents to be executed by such Person and the consummation of the transactions contemplated thereby and (2) designate the officers, directors and attorneys authorized so to execute, deliver and perform on behalf of such Person and (C) that there are no proceedings for the dissolution or liquidation of such Person, together with a certified English translation thereof (if appropriate);

(vi)                              A certificate (which may be combined with the certificate set forth in clause (v) above) of the secretary or an assistant secretary (or comparable officer) or a director of each Loan Party certifying the incumbency, signatures and authority of the officers, directors and attorneys of such Person authorized to execute, deliver and perform the Loan Documents to be executed by such Person, together with a certified English translation thereof (if appropriate);

(vii)                           Favorable written opinions from each of the following counsel for the Borrower, the Subsidiary Guarantors and Flex’s Subsidiaries, addressed to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, covering such legal matters as the Administrative Agent may reasonably request and otherwise in form and substance satisfactory to the Administrative Agent:

(A)                                    Curtis, Mallet-Prevost, Colt & Mosle LLP, U.S. counsel for Flex and its Subsidiaries;

(B)                                    Rahmat Lim & Partners, Malaysian (including Labuan) counsel for Flex and its Subsidiaries;

(C)                                    Allen & Gledhill, Singapore counsel for Flex and its Subsidiaries;

(D)                                    Nauta Dutilh, Dutch counsel for Flex and its Subsidiaries;

(E)                                     C & A Law, Mauritius counsel for Flex and its Subsidiaries;

(F)                                      Dentons Europe LLP, Hungarian counsel for Flex and its Subsidiaries;

(G)                                    Madrona Hong Mazzuco, Brazilian counsel for Flex and its Subsidiaries; and

(H)                                   Such other local counsel to Flex and its Subsidiaries as the Administrative Agent may reasonably request with respect to Subsidiary Guarantors.

(viii)                        a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and stating that such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(ix)                              a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since March 31, 2016 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; (C) the current Debt Ratings, and (D) pro forma calculations of the Debt/EBITDA Ratio and the Interest Coverage Ratio, based upon the Borrower’s Financial Statements for the quarter ended September 30, 2016;

(x)                                 evidence in form and substance satisfactory to the Administrative Agent that the indebtedness under the Existing Flex Term Loan Agreement has been (or substantially simultaneously or concurrently with the funding of the Term A Loan hereunder will be) prepaid and the Existing Flex Term Loan Agreement has been terminated; and

(xi)                              such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b)                                 Any fees required to be paid on or before the Closing Date shall have been paid.

(c)                                  Unless waived by the Administrative Agent and subject to the Fee Letter, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)                                 The Closing Date shall have occurred on or before November 30, 2016.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                        Conditions to all Borrowings.  The obligation of each Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                                 The representations and warranties of (i) the Borrower contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be (A) in the case of representations and warranties that are qualified as to materiality, true and correct, and (B) in the case of representations and warranties that are not qualified as to materiality, true and correct in all material respects, in each case on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct or true and correct in all material respects, as the case may be, as of such earlier date; provided that the representations and warranties contained in Section 5.09 shall be deemed to refer to the most recent Financial Statements furnished pursuant to subsections (a) and (b) of Section 6.01.

(b)                                 No Default shall exist, or would result from such proposed Borrowing or the application of the proceeds thereof.

(c)                                  The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V.                      REPRESENTATIONS AND WARRANTIES

Except as otherwise provided in Section 5.20, the Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01                        Due Incorporation, Qualification, Etc.  Each Loan Party and each Significant Subsidiary (a) (i) is duly organized and validly existing and (ii) in any jurisdiction in which such legal concept is applicable, is in good standing under the laws of its jurisdiction of organization, (b) has the power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified and licensed to do business as a foreign entity in each jurisdiction where the ownership, lease or operation of its properties or the conduct of its business requires such qualification or license, except in each case referred to in clauses (a)(ii) or (c), where the failure to be in good standing or so qualified or licensed is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.

5.02                        Authority.  The execution, delivery and performance by the Borrower and each Subsidiary Guarantor of each Loan Document executed, or to be executed, by such Person and the consummation of the transactions contemplated thereby (a) are within the power of such Person and (b) have been duly authorized by all necessary actions on the part of such Person.

5.03                        Enforceability.  Each Loan Document executed, or to be executed, by each of the Borrower and each Subsidiary Guarantor has been, or will be, duly executed and delivered by such Person and constitutes, or when executed will constitute, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

5.04                        Non-Contravention.  The execution and delivery by each of the Borrower and each Subsidiary Guarantor of the Loan Documents executed by such Person and the performance and consummation of the transactions contemplated thereby do not (a) violate any material Requirements of Law applicable to such Person, (b) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material Contractual Obligation of such Person or (c) result in the creation or imposition of any material Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of such Person (other than Liens created under the Loan Documents).

5.05                        Approvals.  No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including the shareholders of any Person) is required in connection with the execution and delivery of the Loan Documents executed by the Borrower and each Subsidiary Guarantor and the performance or consummation of the transactions contemplated thereby, except such as (a) have been made or obtained and are in full force and effect or (b) are being made or obtained in a timely manner and once made or obtained will be in full force and effect.

5.06                        No Violation or Default.  Neither the Borrower, nor any Subsidiary Guarantor, nor any of Flex’s Subsidiaries is in violation of or in default with respect to (a) any

Requirements of Law applicable to such Person or (b) any Contractual Obligation of such Person, where, in each case or in the aggregate, such violation or default is reasonably and substantially likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, neither the Borrower, nor any Subsidiary Guarantor nor any of Flex’s Subsidiaries (i) has violated any Environmental Laws, (ii) to the knowledge of the Borrower, any Subsidiary Guarantor or any of Flex’s Subsidiaries, has any liability under any Environmental Laws or (iii) has received notice or other communication of an investigation or, to the knowledge of the Borrower, any Subsidiary Guarantor or any of Flex’s Subsidiaries, is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation is reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect. No Default has occurred and is continuing.

5.07                        Litigation.  No actions (including derivative actions), suits, proceedings or investigations are pending or, to the knowledge of the Borrower, threatened against the Borrower, any Subsidiary Guarantor or any of Flex’s Subsidiaries at law or in equity in any court or before any other Governmental Authority which (a) based upon the written advice of such Person’s outside legal counsel, is reasonably likely to be determined adversely and if so adversely determined is reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect or (b) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by the Borrower or any Subsidiary Guarantor of the Loan Documents or the transactions contemplated thereby.

5.08                        Title; Possession Under Leases.  The Borrower, each Subsidiary Guarantor and each of Flex’s Subsidiaries own and have good and valid title, or a valid leasehold interest in, all their respective material properties and assets as reflected in the most recent Financial Statements delivered to the Administrative Agent (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with the terms of this Agreement (whether or not then in effect) since the date of such Financial Statements) and all respective material assets and properties acquired by the Borrower, each Subsidiary Guarantor and Flex’s Subsidiaries since such date (except those disposed of in the ordinary course of business or otherwise in compliance with the terms of this Agreement (whether or not then in effect) since such date).  Such assets and properties are subject to no Lien, except for Permitted Liens.

5.09                        Financial Statements.  The consolidated Financial Statements of Flex and its Subsidiaries which have been delivered to the Administrative Agent, (a) are in accordance with the books and records of Flex and its Subsidiaries (including, if required to be consolidated for GAAP purposes, the Unrestricted Subsidiaries), which have been maintained in accordance with good business practice, (b) have been prepared in conformity with GAAP and (c) fairly present in all material respects the financial conditions and results of operations of Flex and its Subsidiaries (including, if required to be consolidated for GAAP purposes, the Unrestricted Subsidiaries) as of the dates thereof and for the periods covered thereby.  Neither Flex nor any of its Subsidiaries has any Contingent Obligations, liability for taxes or other outstanding obligations which are material in the aggregate, except as disclosed or reflected in the Financial Statements of Flex for the quarter ended of September 30, 2016, furnished by Flex to the Administrative Agent prior to the date hereof, or in the Financial Statements delivered to the

Administrative Agent pursuant to Section 6.01(a) or (b), or except as permitted under Articles VI and VII of this Agreement.

5.10                        Employee Benefit Plans.

(a)                                 Based on the latest valuation of each Employee Benefit Plan subject to Title IV of ERISA that the Borrower or any ERISA Affiliate maintains or contributes to, or has any obligation under (which occurred within twelve months of the date of this representation), the aggregate benefit liabilities of such plan within the meaning of section 4001 of ERISA did not exceed the aggregate value of the assets of such plan, except to the extent not reasonably and substantially likely to have a Material Adverse Effect.  Neither the Borrower nor any ERISA Affiliate has any material liability with respect to any post-retirement benefit under any Employee Benefit Plan which is a welfare plan (as defined in section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, except to the extent any such liability with respect to any post-retirement benefit is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.

(b)                                 Each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the Code, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by the Borrower or any ERISA Affiliate of any material liability, fine or penalty, in each case except as is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.  Each Employee Benefit Plan, related trust agreement, arrangement and commitment of the Borrower or any ERISA Affiliate is legally valid and binding and is in all material respects in full force and effect, except as is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.  As of the Closing Date, no Employee Benefit Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit, other than any such audit, investigation, claim or suit that is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.  Neither the Borrower nor any ERISA Affiliate nor, to the knowledge of the Borrower, any fiduciary of any Employee Benefit Plan has engaged in a prohibited transaction under section 406 of ERISA or section 4975 of the Code which would subject the Borrower to any material tax, penalty or other liability, including a liability to indemnify.

(c)                                  No Multiemployer Plan in which the Borrower or any ERISA Affiliate participates is in critical or endangered status (as defined in ERISA and the Code) except as is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under section 4201 of ERISA or as a result of a sale of assets described in section 4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in critical or endangered status or is insolvent under and within the meaning of section 305 or section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under section 4041A of ERISA, in each case except as is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.

(d)                                 All employer and employee contributions required by any applicable Governmental Rule in connection with all Foreign Plans have been made, or, if applicable, accrued, in all material respects, in accordance with the country-specific or other applicable accounting practices.  The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient, except to the extent that is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect, to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions (if applicable) and valuations most recently used to determine employer contributions to such Foreign Plan, which actuarial assumptions and valuations are commercially reasonable viewed as a whole.  Each Foreign Plan required to be registered has been so registered and has been maintained in good standing with applicable Governmental Authorities except to the extent that is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect. Each Foreign Plan reasonably complies in all material respects with all applicable Governmental Rules.

5.11                        Other Regulations.  Neither the Borrower nor any Material Subsidiary is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any other Governmental Rule that limits its ability to incur Indebtedness of the type represented by the Obligations.

5.12                        Patent and Other Rights.  The Borrower and each of its Subsidiaries own, license or otherwise have the full right to use, under validly existing agreements, without known conflict with any rights of others, all patents, licenses, trademarks, trade names, trade secrets, service marks, copyrights and all rights with respect thereto, which are required to conduct their businesses as now conducted, except such patents, licenses, trademarks, trade names, trade secrets, service marks, copyrights and all rights with respect thereto which if not validly owned, licensed or used would not be reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.

5.13                        Governmental Charges.  The Borrower and each of its Subsidiaries have filed or caused to be filed all tax returns, and, in compliance with all applicable Requirements of Law, all reports and declarations which are required by any Governmental Authority to be filed by them (or, in each case, extensions thereof have been validly obtained), in each case other than to the extent that the failure to do so would not be reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.  The Borrower and each of its Subsidiaries have paid, or made provision for the payment of, all taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other indebtedness, except such Governmental Charges, taxes or indebtedness, if any, which are being contested in good faith and as to which if unpaid adequate reserves (determined in accordance with GAAP) have been provided or which are not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.

5.14                        Margin Stock.

(a)                                 The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying any Margin Stock.  No proceeds of any Loan will be used to purchase or carry any Margin Stock, or to extend credit to any Person for the purpose of purchasing or carrying any Margin Stock, in either case in a manner that violates or causes a violation of Regulations T, U or X of the FRB or any other regulation of the FRB.

(b)                                 None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                        Subsidiaries, Etc.  Schedule 5.15 (as of September 30, 2016 and, so long as the obligation to deliver such notice is not suspended pursuant to Section 6.10(b), as thereafter updated on a quarterly basis by the Borrower in a written notice to Administrative Agent no later than the date set forth in Section 6.01(f)) sets forth each of Flex’s Significant Subsidiaries and Material Subsidiaries, its jurisdiction of organization, the percentages of shares owned directly or indirectly by Flex and whether Flex owns such shares directly or, if not, the Subsidiary of Flex that owns such shares.

5.16                        Solvency, Etc.  The Borrower, each Subsidiary Guarantor and each Material Subsidiary is Solvent and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, will be Solvent.

5.17                        No Withholding, Etc.  Except as otherwise disclosed by the Borrower to the Administrative Agent from time to time (which the Administrative Agent will deliver to the Lenders), (a) the Borrower has no actual knowledge of any requirement under any Governmental Rule to make any deduction or withholding of any nature whatsoever from any payment required to be made by the Borrower hereunder or under any other Loan Document and (b) neither this Agreement nor any of the other Loan Documents is subject to any registration or stamp tax or any other similar or like taxes payable in any relevant jurisdiction.

5.18                        No Material Adverse Effect.  Since March 31, 2016, no event has occurred and no condition exists which, alone or in the aggregate, (a) has had (and continues to have) or (b) is reasonably and substantially likely to have a Material Adverse Effect.

5.19                        Accuracy of Information Furnished.  The Loan Documents and the other certificates, statements and information (excluding projections) furnished to the Administrative Agent or any Lender in writing by or on behalf of the Borrower, the Subsidiary Guarantors and Flex’s Subsidiaries in connection with the Loan Documents and the transactions contemplated thereby, taken as a whole, as of the date furnished, do not contain and will not contain any untrue statement of a material fact and do not omit and will not omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.20                        Representations as to Foreign Obligors.  The Borrower represents and warrants to the Administrative Agent and the Lenders, with respect to each Foreign Subsidiary that is at any time a Foreign Obligor, represents and warrants with respect to itself, that:

(a)                                 Such Foreign Obligor is subject to civil and commercial Requirements of Law with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of the courts or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b)                                 The Applicable Foreign Obligor Documents are in all material respects in proper legal form under the Requirements of Law of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Requirements of Law of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c)                                  There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except in either case as has been disclosed to the Administrative Agent.

(d)                                 The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

5.21                        Taxpayer Identification Number; Other Identifying Information.  The true and correct unique identification number of the Borrower that has been issued by its jurisdiction of organization and the name of such jurisdiction (as well as any U.S. taxpayer identification number issued to the Borrower, if any) is set forth on Schedule 5.21.

5.22                        OFAC.  Neither the Borrower, nor any of its Subsidiaries (including the Unrestricted Subsidiaries to the extent they would constitute Subsidiaries but for being excluded from the definition of “Subsidiary”), nor, to the knowledge of the Borrower and its Subsidiaries (including the Unrestricted Subsidiaries to the extent they would constitute Subsidiaries but for being excluded from the definition of “Subsidiary”), any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction in violation of Sanctions.

5.23                        Anti-Corruption Laws.  The Borrower and its Subsidiaries (including the Unrestricted Subsidiaries to the extent they would constitute Subsidiaries but for being excluded from the definition of “Subsidiary”) have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions applicable to them, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.24                        EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

ARTICLE VI.                 AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than unmatured contingent reimbursement and indemnification obligations) hereunder shall remain unpaid or unsatisfied:

6.01                        Information.  The Borrower shall deliver to the Administrative Agent (for distribution to the Lenders), in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                                 As soon as available and in no event later than 55 days after the last day of each fiscal quarter of Flex, a copy of the Financial Statements of Flex and its Subsidiaries (including, if required to be consolidated for GAAP purposes, the Unrestricted Subsidiaries) (prepared on a consolidated basis) for such quarter and for the fiscal year to date, certified by the chief executive officer, chief operating officer, chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance of Flex to present fairly in all material respects the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(b)                                 (i) As soon as available and in no event later than 100 days after the close of each fiscal year of Flex, (A) copies of the audited Financial Statements of Flex and its

Subsidiaries (including, if required to be consolidated for GAAP purposes, the Unrestricted Subsidiaries) (prepared on a consolidated basis) for such year, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, and (B) copies of the unqualified opinions (or qualified opinions (other than a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit) reasonably acceptable to the Administrative Agent) of such accountants, and (ii) if and when received from such accountants in connection with the annual audited Financial Statements of Flex (it being acknowledged and agreed that this clause (ii) imposes no obligation to so request or obtain such certificates), certificates of such accountants to the Administrative Agent stating that in making the examination necessary for their opinion they have reviewed this Agreement and have obtained no knowledge of any Default which has occurred and is continuing, or if, in the opinion of such accountants, a Default has occurred and is continuing, a statement as to the nature thereof;

(c)                                  Contemporaneously with the quarterly and year-end Financial Statements required by the foregoing subsections (a) and (b), a Compliance Certificate executed by the chief executive officer, chief operating officer, chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance of Flex, properly completed;

(d)                                 As soon as possible and in no event later than five Business Days after any Responsible Officer of the Borrower knows of the occurrence or existence of (i) any Reportable Event under any Employee Benefit Plan or Multiemployer Plan which is reasonably and substantially likely (alone or in the aggregate) to result in liability to the Borrower or any of its Subsidiaries of $50,000,000 or more, (ii) any actual or threatened litigation or suits against the Borrower or any of its Subsidiaries involving potential monetary damages payable by the Borrower or any of its Subsidiaries of $50,000,000 or more alone or in the aggregate, (iii) any other event or condition which is reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect, (iv) any Default or (v) any event of the type described in Section 8.01(f) or (g) with respect to any Subsidiary, so long as such Subsidiary is determined at the time of such event to be a Significant Subsidiary, the statement of the chief executive officer, chief operating officer, chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance of the Borrower setting forth details of such event, condition or Default and the action which the Borrower proposes to take with respect thereto;

(e)                                  Promptly after they are sent, made available or filed, copies of (i) all registration statements and reports filed by the Borrower or any of its Subsidiaries with the SEC (including all 10-Q, 10-K and 8-K reports) and (ii) all reports, proxy statements and financial statements sent or made available by the Borrower or any of its Subsidiaries to its public security holders;

(f)                                   As soon as possible and in no event later than 55 days after the last day of each fiscal quarter (or 100 days in the case of the last fiscal quarter of each fiscal year), or 55 days after the date of any Material Subsidiary Recalculation Event that would result in an additional Material Subsidiary (based on the Pro Forma MS Test as applied as of such date), written notice of (i) any new Significant Subsidiary acquired or established during such quarter (or as a result of such Material Subsidiary Recalculation Event) or any other change in the information set forth in Schedule 5.15 during such quarter, (ii) each Subsidiary of Flex that has become a Material Subsidiary during such quarter (or as a result of such Material Subsidiary Recalculation Event) and indicating for each such new Material Subsidiary whether such Material Subsidiary is an Eligible Material Subsidiary or Ineligible Material Subsidiary and if the latter, the reason it is an Ineligible Material Subsidiary, and (iii) each Subsidiary that may have previously been an Ineligible Material Subsidiary but which became an Eligible Material Subsidiary during such quarter;

(g)                                  Promptly after the Borrower changes its legal name or the address of its chief executive office, written notice setting forth the Borrower’s new legal name and/or new address;

(h)                                 Promptly, a copy of any announcement by Moody’s, S&P or Fitch of any change or possible change in a Debt Rating;

(i)                                     Promptly, notice of the occurrence of any Material Subsidiary Recalculation Event; and

(j)                                    Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the operations or condition (financial or otherwise) of the Borrower or each of its Subsidiaries, and compliance by the Borrower with the terms of this Agreement and the other Loan Documents as Administrative Agent on behalf of itself or one or more Lenders may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.01(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access, including the SEC’s EDGAR website, any commercial, third-party website or any website sponsored by the Administrative Agent; provided that: (i) the Borrower shall, if requested, deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall use commercially reasonable efforts to notify the Administrative Agent and each requesting Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.01(c) to the Administrative Agent (it being acknowledged that electronic delivery thereof pursuant to Section 10.02 shall be permitted).  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (1) the Administrative Agent or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndrak or a substantially similar electronic transmission system (the “Platform”) and (2) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.”

6.02                        Books and Records.  The Borrower and each of its Subsidiaries shall at all times keep proper books of record and account which shall be complete and correct in all material respects in accordance with GAAP; provided that, with respect to any Subsidiary acquired by Flex or its Subsidiaries after the Closing Date pursuant to a stock purchase or merger transaction (other than (a) a Person that is merged with or into a Subsidiary of Flex that owned assets (other than de minimis assets necessary to create an acquisition vehicle) immediately prior to such merger and (b) a Pro Forma Calculation Subsidiary), such Subsidiary shall only be required to (i) keep proper books of record and account which shall be complete and correct in all material respects in accordance with GAAP in respect of transactions occurring after the date of such acquisition, and (ii) from and after the date that is the first day of the first fiscal year of Flex that follows the date of such acquisition by more than three months, keep proper books of record and account in respect of all other matters which shall be complete and correct in all material respects in accordance with GAAP.

6.03                        Inspections.  The Borrower and each of its Subsidiaries shall permit the Administrative Agent and each Lender, or any agent or representative thereof, upon reasonable notice and during normal business hours, to visit and inspect any of the properties and offices of the Borrower and each of its Subsidiaries, to examine the books and records of the Borrower and each of its Subsidiaries and make copies thereof and to discuss the affairs, finances and business of the Borrower and each of its Subsidiaries with, and to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as the Administrative Agent or any Lender may reasonably request (which visits and inspections shall be at the expense of the Administrative Agent (subject to reimbursement by the Lenders pursuant to Section 10.04(c)) or such Lender unless a Default has occurred and is continuing).

6.04                        Insurance.  The Borrower and each of its Subsidiaries shall (a) carry and maintain insurance of the types and in the amounts customarily carried from time to time during the term of this Agreement by others engaged in substantially the same business as such Person and operating in the same geographic area as such Person, including fire, public liability, property damage and worker’s compensation, (b) carry and maintain each policy for such insurance with financially sound insurers and (c) deliver to the Administrative Agent from time to time, as the Administrative Agent may request, schedules setting forth all insurance then in effect.

6.05                        Taxes, Governmental Charges and Other Indebtedness.  The Borrower and each of its Subsidiaries shall promptly pay and discharge when due (a) all taxes and other Governmental Charges prior to the date upon which penalties accrue thereon, (b) all indebtedness which, if unpaid, could become a Lien upon the property of the Borrower or any of its Subsidiaries and (c) subject to any subordination provisions applicable thereto, all other Indebtedness, which in each of cases (a) through (c) or in the aggregate, if unpaid, is reasonably and substantially likely to have a Material Adverse Effect, except such taxes, Governmental Charges or Indebtedness as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made, provided that in each such case appropriate reserves are maintained in accordance with GAAP.

6.06                        Use of Proceeds.  The Borrower shall use the proceeds of the Loans for working capital, capital expenditures and other general corporate purposes, including refinancing existing Indebtedness of the Borrower and its Subsidiaries, not in contravention of any Requirement of Law or Loan Document.  The Borrower shall not use any part of the proceeds of any Loan, directly or indirectly, in violation of the financial assistance provisions of Section 76 of the Singapore Companies Act or for the purpose of purchasing or carrying any Margin Stock, or for the purpose of purchasing or carrying or trading in any securities, in either case, under such circumstances as to involve the Borrower, any Lender or Administrative Agent in a violation of Regulations T, U or X issued by the FRB.

6.07                        General Business Operations.  The Borrower and each of its Subsidiaries shall (a) preserve and maintain its existence and all of its rights, privileges and franchises reasonably necessary to the conduct of the business of the Borrower and its Subsidiaries (as a whole), provided that (i) the Borrower and its Subsidiaries may dissolve, liquidate or terminate the existence of any Subsidiary of the Borrower, other than the Borrower, possessing total assets of less than $50,000,000 or serving no continuing business purpose (each, an “Excluded Subsidiary”), in either case as determined by the board of directors of the Borrower or such Subsidiary in its good faith reasonable discretion, (ii) neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the board of directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower and its Subsidiaries (taken as a whole) or the Lenders, and (iii) the foregoing shall not prohibit the consummation of any sale, transfer or disposition of assets otherwise permitted under Section 7.03 or any merger or consolidation otherwise permitted under Section 7.04, (b) conduct its business activities in compliance with all Requirements of Law and Contractual Obligations applicable to such Person, and (c) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; except, in the case of clauses (a) and (c), where any failure is not reasonably likely (alone or in the aggregate) to have a Material Adverse Effect.

6.08                        Pari Passu Ranking.  The Borrower shall take, or cause to be taken, all actions necessary to ensure that the Obligations of the Borrower are and continue to rank at least pari passu in right of payment with all other unsecured and unsubordinated Indebtedness of the Borrower.

6.09                        PATRIOT Act.  Promptly following a request therefor, the Borrower shall provide all documentation and other information that a Lender reasonably requests in order to comply with such Lender’s ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (known as the USA PATRIOT Act) (the “Act”), provided that any Lender requesting documentation or other information under this Section 6.09 shall provide any relevant supporting documentation reasonably requested by the Borrower responding to such request.  Each Lender that is subject to the Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act.

6.10                        Subsidiary Guarantors.

(a)                                 Promptly after any Person is required by Section 6.01(f) to be disclosed as an Eligible Material Subsidiary (and in any event within 30 days (or such greater number of days to which the Administrative Agent may agree) thereafter), the Borrower shall cause such Person to (i) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a counterpart of the Subsidiary Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in clauses (iii), (iv), (v) and (vi) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i) of this Section 6.10(a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.  If, pursuant to clauses (b) or (d) of the definition of Ineligible Material Subsidiary, the Borrower elects to provide a Substitute Guaranty in replacement of a Subsidiary Guaranty otherwise required hereby to be provided by a Material Subsidiary, the Borrower shall cause the applicable Substitute Guarantors to comply with clauses (i) and (ii) above as if such Substitute Guarantors had themselves been Eligible Material Subsidiaries.  Compliance by Substitute Guarantors with the preceding sentence in place of such Ineligible Material Subsidiary shall be deemed to satisfy the Borrower’s obligations under the first sentence of this Section 6.10(a) with respect to such Material Subsidiary.

(b)                                 (i) Upon and no later than 30 days after the delivery to the Administrative Agent of the annual Financial Statements and accompanying Compliance Certificate pursuant to Section 6.01(b) and (c), in relation to any Subsidiary Guarantor that has ceased to be a Material Subsidiary as of the end of such fiscal year (other than a Subsidiary Guarantor which was not a Material Subsidiary at the time it became a Subsidiary Guarantor), (ii) upon and no later than 30 days after the delivery to the Administrative Agent of evidence in form and substance satisfactory to the Administrative Agent that a Subsidiary Guarantor has been released (or will concurrently be released upon the effectiveness of the release hereunder) from all of its obligations under the guarantees related to the Existing BAML Credit Agreement and the Existing Flex Indentures (if applicable), or (iii) upon and no later than 30 days after the Borrower receives notice that a Subsidiary Guarantor has become an Ineligible Material Subsidiary by virtue of the satisfaction of clauses (a)(i), (a)(ii) or (b) of the definition of “Ineligible Material Subsidiary” solely due to a Change in Law after the date such Person became a Guarantor hereunder and the Borrower is unable, with the exercise of commercially reasonable efforts, to restore such Subsidiary’s status as an Eligible Material Subsidiary (in each case, a “Releasable Subsidiary”), provided there exists no Default (other than a Subsidiary Guarantor that has become an Ineligible Material Subsidiary by virtue of clause (a)(i) of the definition of “Ineligible Material Subsidiary,” which the Borrower is unable, with the exercise of commercially reasonable efforts, to resolve, as to which such proviso shall not apply), the Borrower may deliver to the Administrative Agent a duly executed certificate of a Responsible Officer of the Borrower, in the form of Exhibit F (“Guarantor Release Certificate”) and, upon the receipt of such certificate by the Administrative Agent, such Releasable Subsidiary shall thereupon cease to be a Subsidiary Guarantor, subject to the possible future application of Section 6.10(a).  The Administrative Agent shall with reasonable promptness execute and deliver such reasonable release documentation (which shall contain appropriate representations and warranties by the Borrower as to the circumstances underlying such release transaction, but shall require no representation, warranty or other undertaking on the part of the Administrative Agent) as the Borrower may reasonably request to evidence the release and termination of the Subsidiary Guaranty as to such Releasable Subsidiary.  No release of any Subsidiary Guarantor shall in any way modify, affect or impair the enforceability of the Subsidiary Guaranty in respect of any other Subsidiary Guarantor.  From and after the date on which all Subsidiary Guarantors cease to be Subsidiary Guarantors and there are no guarantors pursuant to the Existing BAML Credit Agreement or an Existing Flex Indenture until such date (if any) on which one or more Subsidiaries have become guarantors pursuant to the Existing BAML Credit Agreement or an Existing Flex Indenture, (x) the obligations of the Borrower under Section 6.10(a), Section 6.01(f) and Section 6.01(i) shall be suspended, (y) the references to “Eligible Material Subsidiaries” contained in Section 7.01(e) and Section 7.02(b), shall be deemed references to “Subsidiaries” and (z) the application of Section 7.01(h)(y), the last sentence of the definition of “Material Subsidiary” and the proviso in Section 7.11(j) shall be suspended.

6.11                        Anti-Corruption Laws.  Each of the Borrower and its Subsidiaries (including the Unrestricted Subsidiaries to the extent they would constitute Subsidiaries but for being excluded from the definition of “Subsidiary”) shall conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions applicable to them, and maintain policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VII.                                    NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than unmatured contingent reimbursement and indemnification obligations) hereunder shall remain unpaid or unsatisfied:

7.01                        Indebtedness.  Neither the Borrower nor any of its Subsidiaries shall create, incur, assume or permit to exist any Indebtedness except for the following (“Permitted Indebtedness”):

(a)                                 Indebtedness created under the Loan Documents;

(b)                                 Indebtedness that is not secured by a Lien in any asset or property of any of the Borrower or any of its Subsidiaries;

(c)                                  (i) Indebtedness under Capital Leases (other than pursuant to sale-leaseback transactions) or under purchase money loans incurred by the Borrower or any of its Subsidiaries to finance the acquisition, construction, development or improvement by such Person of real property, fixtures, inventory or equipment or other tangible assets, provided that in each case (A) such Indebtedness is incurred by such Person at the time of, or not later than 120 days after, the acquisition, construction, development or improvement by such Person of the property so financed and (B) such Indebtedness does not exceed the purchase price of the property (or the cost of constructing, developing or improving the same) so financed, (ii) Indebtedness under initial or successive refinancings (which shall include any amendments, modifications, renewals, refundings or replacements) of any such Capital Leases or purchase money loans, provided that the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced (except to the extent necessary to pay fees, expenses, underwriting discounts and prepayment penalties in connection therewith), and (iii) to the extent constituting Indebtedness, Securitization Attributable Indebtedness arising out of transactions not resulting in a breach of Section 7.03 or Section 7.12(a);

(d)                                 Existing Secured Indebtedness, together with initial or successive refinancings (which shall include any amendments, modifications, renewals, refundings or replacements) thereof, provided that (i) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced (except to the extent necessary to pay fees, expenses, underwriting discounts and prepayment penalties in connection therewith) and (ii) the other terms and provisions of any such refinancing with respect to maturity, redemption, prepayment, default and subordination are no less favorable in any material respect to Lenders than the Indebtedness being refinanced;

(e)                                  (ii) Indebtedness of Flex or any of its Subsidiaries owing to Flex, any Subsidiary Guarantor or any Eligible Material Subsidiary and (ii) to the extent permitted by Section 7.05, Guaranty Obligations of Flex or any of its Subsidiaries of Permitted Indebtedness of Flex or any of its Subsidiaries;

(f)                                   Indebtedness (including Capital Leases) under sale-leaseback transactions of fixed assets and under initial or successive refinancings (which shall include any amendments, modifications, renewals, refundings or replacements) of any such sale-leaseback transactions (provided that the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced, except to the extent necessary to pay fees, expenses, underwriting discounts and prepayment penalties in connection therewith) in an aggregate amount outstanding not to exceed at any time for Flex and its Subsidiaries together $250,000,000;

(g)                                  Indebtedness of a Person existing at the time such Person was acquired as a new Subsidiary by the Borrower or any of its Subsidiaries (whether by merger, consolidation, or otherwise) or assumed in connection with the acquisition of assets by the Borrower or any of its Subsidiaries from a Person, in each case other than to the extent such Indebtedness was created, incurred or assumed in contemplation of or in connection with the financing of such acquisition, and provided such Indebtedness ceases to exist as to the Borrower and its Subsidiaries by a date no later than 180 days after the effective date of such acquisition; and

(h)                                 Other Indebtedness that is secured by a Lien on any assets or property of the Borrower or any of its Subsidiaries (which shall (x) include, for the avoidance of doubt, Indebtedness of the type described in subsection (f) of this Section in excess of $250,000,000 and Indebtedness of the type described in clause (g) of this Section which is not repaid within such 180 day period, but (y) exclude Indebtedness owing by the Borrower, any Subsidiary Guarantor or any Eligible Material Subsidiary to any other Subsidiary of the Borrower which is not a Subsidiary Guarantor or Eligible Material Subsidiary, other than to the extent any such Indebtedness described in this clause (y) arises pursuant to one or more securitization arrangements), provided that the aggregate principal amount of all such other secured Indebtedness (excluding Indebtedness secured by cash or cash equivalents to the extent such cash or cash equivalents are proceeds of such Indebtedness) and Rate Contracts to the extent secured by a Lien (whether or not constituting “Indebtedness”) outstanding during any fiscal quarter of Flex does not exceed the greater of (i) $500,000,000 and (ii) 5% of Consolidated Tangible Assets as of the last day of the immediately preceding fiscal quarter; and provided, further, that for purposes of this Section 7.01 only, the “principal amount” of the obligations of any Person in respect of any Rate Contract at any time shall be in the maximum aggregate amount (giving effect to any netting agreements), if any, that such Person would be required to pay if such Rate Contract were terminated at such time.

7.02                        Liens.  Neither the Borrower nor any of its Subsidiaries shall create, incur, assume or permit to exist any Lien on or with respect to any of their assets or property of any character, whether now owned or hereafter acquired, except for the following Liens (“Permitted Liens”):

(a)                                 Liens that secure only Indebtedness which constitutes Permitted Indebtedness under subsections (c) (but only to the extent such Liens are on the assets so financed, the proceeds thereof and any improvements thereon), (d), (e), (f) or (h) of Section 7.01 and Liens that secure Rate Contracts that do not constitute Indebtedness, provided that the aggregate principal amount of Indebtedness that constitutes Permitted Indebtedness under Section 7.01(h) and secured Rate Contracts that do not constitute Indebtedness shall not exceed the amount set forth in Section 7.01(h);

(b)                                 Liens in favor of the Borrower, any Eligible Material Subsidiary or any Subsidiary Guarantor on all or part of the assets of Subsidiaries of the Borrower, any Eligible Material Subsidiary or any Subsidiary Guarantor securing Indebtedness owing by Subsidiaries of the Borrower, any Eligible Material Subsidiary or any Subsidiary Guarantor, as the case may be, to the Borrower or to such other Eligible Material Subsidiary or Subsidiary Guarantor;

(c)                                  Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or Liens on properties to secure claims for labor, services, materials or supplies in respect of obligations not overdue for a period of more than 60 days (taking into account applicable grace periods) or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP so long as such Liens are not being foreclosed;

(d)                                 deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations and good faith deposits in connection with tenders, contracts or leases to which the Borrower or any of its Subsidiaries is a party or deposits or pledges to secure, or in lieu of, surety, penalty or appeal bonds, performance bonds or other similar obligations;

(e)                                  Liens of carriers, landlords, warehousemen, mechanics and materialmen, and other like Liens on properties which would not have a Material Adverse Effect and are in respect of obligations not overdue for a period of more than 60 days (taking into account applicable grace periods), or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP so long as such Liens are not being foreclosed;

(f)                                   encumbrances on real property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s or lessee’s Liens under leases to which the Borrower or any of its Subsidiaries is a party (including Synthetic Lease Obligations), and other minor Liens or encumbrances none of which interferes materially with the use of the property, in each case which do not individually or in the aggregate have a Material Adverse Effect;

(g)                                  Liens in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent under the Loan Documents;

(h)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(i)                                     (x) Liens arising out of cash management, netting or set off arrangements made between banks or financial institutions and Flex or any of its Subsidiaries in the ordinary course of business, or over any asset held with a clearing house, and (y) other Liens arising by operation of law or by agreement in favor of collecting or payor banks and other banks providing cash management services, in each case, having a right of setoff, revocation, refund or chargeback against money or instruments of Flex or any of its Subsidiaries on deposit with or in possession of such bank to secure the payment of bank fees and other amounts owing in the ordinary course of business;

(j)                                    Liens securing Indebtedness or other obligations on cash or cash equivalents to the extent such cash or cash equivalents represent proceeds from such Indebtedness or other obligations;

(k)                                 rights of third parties in equipment or inventory consigned to or by, or otherwise owned by such third party and which is being stored on property owned or leased by, the Borrower or any of its Subsidiaries;

(l)                                     Liens created pursuant to attachment, garnishee orders or other process in connection with pre-judgment court proceedings;

(m)                             precautionary Liens over Receivables Assets in connection with any securitization, factoring or similar sale transaction permitted under Section 7.03;

(n)                                 the interest of a licensor under any license of intellectual property in the ordinary course of business;

(o)                                 Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar purchase agreements in respect of the disposition of such assets by the Borrower or its Subsidiaries;

(p)                                 call arrangements, rights of first refusal and similar rights and customary reciprocal easements and other rights of use relating to (i) Investments in joint ventures, partnerships and the like, (ii) investments consisting of Equity Securities issued by suppliers and other venture capital or similar direct investments, (iii) ownership of undivided interests in assets subject to a joint ownership or similar agreement, or (iv) assets acquired in original equipment manufacturer divestiture transactions or other acquisitions and arising in favor of the original seller or transferor of such assets (or their respective Affiliates) pursuant to or in connection with master services, manufacturing services or supply arrangements entered into in connection therewith;

(q)                                 Liens on any asset at the time the Borrower or any of its Subsidiaries acquired such asset and Liens on the assets of a Person existing at the time such Person was acquired by the Borrower or any of its Subsidiaries, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any of its Subsidiaries; subject to the condition that (i) any such Lien may not extend to any other asset of the Borrower or any of its Subsidiaries; (ii) any such Lien shall not have been created in contemplation of or in connection with the transaction or series of transactions pursuant to which such asset or Person was acquired by the Borrower or any of its Subsidiaries; and (iii) any such Lien is released no later than 180 days after the effective date of such acquisition;

(r)                                    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(s)                                   purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property or equipment, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired (and any accessions or additions thereto, and proceeds thereof), and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced; and

(t)                                    Liens not otherwise permitted under this Section 7.02, provided that the aggregate fair market value of all assets subject to such Liens does not at any time exceed $150,000,000.

7.03                        Asset Dispositions.  Neither the Borrower nor any of its Subsidiaries shall sell, lease, transfer or otherwise dispose of any of their assets or property, whether now owned or hereafter acquired, except as follows:

(a)                                 At any time that two of the three Debt Ratings are greater than or equal to the following ratings: BB+ by S&P, Ba1 by Moody’s and/or BB+ by Fitch (such time, “Enabling Period”), such Persons may sell, lease, transfer or otherwise dispose of (i) assets and property for fair market value (provided that for this purpose the sale of Receivables Assets pursuant to a securitization, factoring or other sale arrangement shall be deemed to be at fair market value so long as the consideration received therefor (including any deferred purchase price) is not less than 95% of the face value of the receivables so sold); (ii) assets and property pursuant to distributions and dividends permitted by Section 7.06; (iii) assets or property to the Borrower or any of its Wholly-Owned Subsidiaries from the Borrower or any of its Subsidiaries; (iv) damaged, obsolete or worn-out assets and scrap in the ordinary course of business; and (v) duplicative or excess assets existing as a result of acquisitions otherwise permitted pursuant to Section 7.04 and excess assets resulting from a restructuring not otherwise prohibited hereunder; and

(b)                                 At any time that is not during an Enabling Period, such Persons may sell, lease, transfer or otherwise dispose of:

(i)                                     assets or property in the ordinary course of business for fair market value;

(ii)                                  Receivables Assets in securitization, factoring or other sale transactions, provided that the aggregate outstanding balance of accounts receivable so sold by the Borrower and its Subsidiaries and funded in cash by the unaffiliated third party purchaser(s) thereof (excluding, for the avoidance of doubt, receivables sold for a deferred purchase price or other consideration funded on a deferred basis from the proceeds of the collections on such receivable and receivables which represent a subordinated interest or a reserve) together and outstanding at any time shall not exceed 30% of the aggregate outstanding balance of accounts receivable of Flex and its Subsidiaries at such time, provided, however, that the Borrower and its Subsidiaries shall not be in default of this clause (ii) upon the termination of an Enabling Period if, as a result of sales of accounts receivable during such Enabling Period, the outstanding balance of accounts receivable so sold by the Borrower and its Subsidiaries exceeds 30% of the then aggregate outstanding balance of accounts receivable of the Borrower and its Subsidiaries;

(iii)                               (A) duplicative or excess assets existing as a result of transactions otherwise permitted pursuant to Section 7.04, provided that in each case the aggregate amount of any such duplicative or excess assets sold or transferred in any fiscal year (excluding sales or transfers during an Enabling Period) does not exceed (together with the aggregate amount of assets sold or transferred pursuant to clause (B) of this subsection (b)(iii)) 5% of all fixed assets (net of depreciation) held by Flex and its Subsidiaries as of the end of the most recent fiscal quarter for which Financial Statements have been delivered hereunder, and (B) duplicative or excess assets existing as a result of a restructuring of the businesses of Flex or its Subsidiaries not otherwise prohibited hereunder, provided that in each case the aggregate amount of any such duplicative or excess assets sold or transferred in any fiscal year (excluding sales or transfers during an Enabling Period) does not exceed 1% of all fixed assets (net of depreciation) held by Flex and its Subsidiaries as of the end of the immediately preceding fiscal quarter;

(iv)                              damaged, obsolete or worn-out assets and scrap, in each case in the ordinary course of business;

(v)                                 assets or property to the Borrower or any of its Subsidiaries from the Borrower or any of its Subsidiaries;

(vi)                              dispositions of Investments permitted under Section 7.05 consisting of cash equivalents and marketable securities for a purchase price that is not less than fair market value of the Investments being sold;

(vii)                           fixed assets sold and leased back by Flex or its Subsidiaries for fair market value in a transaction not otherwise prohibited hereunder, provided such assets were first acquired by Flex or its Subsidiaries no earlier than 180 days prior to the date of such sale-leaseback;

(viii)                        sales and other dispositions of Non-Core Assets for fair market value;

(ix)                              sales and other dispositions of assets or Investments not constituting Non-Core Assets for fair market value, excluding sales or other dispositions during an Enabling Period, in an aggregate amount not to exceed in any fiscal year 10% of the total assets of Flex and its Subsidiaries at the end of the immediately preceding fiscal year; and

(x)                                 assets and property pursuant to distributions and dividends permitted by Section 7.06.

7.04                        Mergers, Acquisitions, Etc.  Neither the Borrower nor any of its Subsidiaries shall amalgamate or consolidate with or merge into any other Person or permit any other Person to amalgamate or merge into them, acquire any Person as a new Subsidiary or acquire all or substantially all of the assets of any other Person, except for the following:

(a)                                 The Borrower and its Subsidiaries may amalgamate or merge with each other and with any other Person permitted to be acquired as a new Subsidiary under clause (b) below, provided that (i) (A) in any such amalgamation or merger involving the Borrower, the Borrower is the surviving Person and (B) in any such amalgamation or merger involving a Subsidiary Guarantor, the surviving Person is an Eligible Material Subsidiary and becomes a Subsidiary Guarantor by executing and delivering such documents of assumption, and related certificates and legal opinions as the Administrative Agent may reasonably request, and (ii) in each case, no Default has occurred and is continuing on the date of, or will result after giving effect to, any such amalgamation or merger;

(b)                                 The Borrower and its Subsidiaries may acquire any Person as a new Subsidiary or all or substantially all of the assets of any Person or line of business or division of any Person, provided that:

(i)                                     No Default has occurred and is continuing on the date of, or will result after giving effect to, any such acquisition;

(ii)                                  Such Person (or line or division) is not primarily engaged in any business substantially different from (A) the present business of the Borrower or any Subsidiary (other than any such acquired Subsidiary) or (B) any business reasonably related or ancillary thereto; and

(iii)                               In the case of an acquisition of a Person as a new Subsidiary, the Borrower or its Subsidiaries possess the power to direct or cause the direction of the management and policies of such Person; and

(c)                                  Any of Flex’s Subsidiaries may amalgamate or consolidate with or merge into any other Person or permit any other Person to merge into them in connection with a sale, transfer or other disposition of assets permitted under Section 7.03 or in connection with a joint venture Investment permitted under Section 7.05, provided that to the extent any Loan Party is a party to any such joint venture, such Loan Party shall be the surviving entity.

7.05                        Investments.  During any time that is not an Enabling Period, neither the Borrower nor any of its Subsidiaries shall make any Investment, except for the following:

(a)                                 Investments, other than Investments in joint ventures or non-Wholly-Owned Subsidiaries, permitted by the investment policy of Flex delivered by Flex to the Administrative Agent on the Closing Date or, if any changes to the investment policy of Flex are hereafter duly approved by the Board of Directors of Flex, in any subsequent investment policy which is the most recent investment policy delivered by Flex to Administrative Agent with a certificate of Flex’s chief financial officer to the effect that such investment policy has been duly approved by Flex’s Board of Directors and is then in effect;

(b)                                 Investments listed in Schedule 7.05 committed on the Closing Date;

(c)                                  Investments received by the Borrower and its Subsidiaries in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(d)                                 Investments by Flex or its Subsidiaries in Flex or Wholly-Owned Subsidiaries of Flex;

(e)                                  Investments consisting of loans to employees and officers for travel, housing, relocation and other similar expenses incurred in the ordinary course of business;

(f)                                   Investments of the Borrower and its Subsidiaries in interest rate protection, currency swap and foreign exchange arrangements, provided that all such arrangements are entered into in connection with bona fide hedging operations and not for speculation;

(g)                                  Deposit accounts;

(h)                                 Investments permitted by Section 7.04, other than joint venture Investments and Investments in Subsidiaries that are not Wholly-Owned Subsidiaries;

(i)                                     Investments made as a result of (i) the receipt of non-cash consideration from an asset disposition permitted under Section 7.03 or (ii) a retained interest in any asset disposed of in a transaction permitted under Section 7.03 (and any increases in any such Investments under clauses (i) and (ii) above);

(j)                                    Provided no Default has occurred and is continuing on the date of, or will result after giving effect thereto, Investments in Elementum in an aggregate amount not to exceed $50,000,000; and

(k)                                 Other Investments (including joint venture Investments and Investments in Subsidiaries that are not Wholly-Owned Subsidiaries), provided that:

(i)                                     No Default has occurred and is continuing on the date of, or will result after giving effect to, any such Investment; and

(ii)                                  The aggregate consideration paid by the Borrower and its Subsidiaries for all such Investments pursuant to this clause (j) in any fiscal year (without duplication) does not exceed the sum of (1) 10% of the total assets of Flex and its Subsidiaries at the end of the immediately preceding fiscal quarter, plus (2) 75% of the Net Proceeds received from the issuance by Flex of any Equity Securities of the type described in clause (a) of the definition of “Equity Securities” during calendar year 2007 or thereafter.

For the avoidance of doubt, during an Enabling Period the limitations on Investments contained in this Section 7.05 shall not apply.

7.06                        Dividends, Redemptions, Etc.  Neither the Borrower nor any of its Subsidiaries shall (a) pay any dividends or make any distributions (whether in cash, securities or other property) on its Equity Securities, including any payment to a sinking fund or similar deposit, (b) purchase, redeem, retire, defease, cancel, terminate, or otherwise acquire for value any of its Equity Securities, or (c) return any capital to any holder of its Equity Securities as such, or set apart any sum for any of the foregoing purposes, except as follows:

(i)                                     The Borrower or any of its Subsidiaries may pay dividends or make distributions on, or make exchanges of, its Equity Securities payable in such Person’s own Equity Securities;

(ii)                                  Any Subsidiary of Flex may pay dividends, make distributions (whether in cash, securities or other property) or return capital to, or repurchase, redeem, retire, defease, or otherwise acquire for value its Equity Securities from, the holders of such Subsidiary’s Equity Securities;

(iii)                               Flex may pay dividends on its Equity Securities payable in cash or repurchase, redeem, retire, defease, or otherwise acquire for value its Equity Securities for cash, provided that, in each case, no Default has occurred and is continuing on the date of, or will result after giving effect to, any such payment or repurchase, redemption, retirement, defeasance or other acquisition;

(iv)                              Flex and its Subsidiaries may make regularly scheduled payments of interest and principal on any Indebtedness which constitutes Equity Securities, and payments due upon the conversion of such Equity Securities, in accordance with the terms thereof, subject to the terms of any applicable subordination agreement; and

(v)                                 Provided there exists no Default either before or after giving effect thereto, Flex and its Subsidiaries may make distributions (including dividends) in the form of Equity Securities of a Subsidiary or Subsidiaries the aggregate value of which distributions together shall not exceed $800,000,000 during the term hereof, provided, that for purposes of this clause (v), the aggregate value of any such distribution shall be deemed to be equal to the product of (A) the value of the assets of such Subsidiary (as shown on the Financial Statements of Flex most recently delivered pursuant to Section 6.01(a) or (b)) and (B) the percentage of the Equity Securities in such Subsidiary that were paid in such distribution.

7.07                        Change in Business.  Neither the Borrower nor any of its Subsidiaries shall engage to any material extent, either directly or indirectly, in any business substantially different from (i) their present business or (ii) any business reasonably related or ancillary thereto.

7.08                        Employee Benefit Plans.

(a)                                 Neither the Borrower nor any ERISA Affiliate shall (i) adopt or institute any employee pension benefit plan within the meaning of section 3(2) of ERISA that is subject to Title IV of ERISA (not including any such plan of a Person existing at the time such Person was acquired by the Borrower or any ERISA Affiliate), (ii) take any action which will result in the partial or complete withdrawal, within the meanings of sections 4203 and 4205 of ERISA, from a Multiemployer Plan, (iii) engage or permit any Person to engage in any transaction prohibited by section 406 of ERISA or section 4975 of the Code involving any Employee Benefit Plan or Multiemployer Plan which would subject the Borrower or any ERISA Affiliate to any material tax, penalty or other liability including a liability to indemnify, (iv) fail to meet the minimum funding standards of sections 412 or 430 of the Code or sections 302 or 303 of ERISA with respect to any Employee Benefit Plan, (v) fail to make full payment when due of all amounts due as contributions to any Employee Benefit Plan or Multiemployer Plan, (vi) fail to comply with the requirements of section 4980B of the Code or Part 6 of Title I(B) of ERISA, or (vii) adopt any amendment to any Employee Benefit Plan which would require the posting of security pursuant to section 436(f)(1) of the Code, where singly or cumulatively, the above would be reasonably and substantially likely to have a Material Adverse Effect.

(b)                                 Neither the Borrower nor any of its Subsidiaries shall (i) engage in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan, (ii) fail to make full payment when due of all amounts due as contributions to any Foreign Plan or (iii) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above would be reasonably and substantially likely to have a Material Adverse Effect.

7.09                        Transactions With Affiliates.  Neither the Borrower nor any of its Subsidiaries shall enter into any Contractual Obligation with any Affiliate (other than the Borrower, one of its Subsidiaries or the Unrestricted Subsidiaries, to the extent the Unrestricted Subsidiaries would constitute Subsidiaries but for being excluded from the definition of “Subsidiary”) or engage in any other transaction with any such Affiliate except (i) upon terms at least as favorable to the Borrower or such Subsidiary as an arms-length transaction with unaffiliated Persons, except as disclosed or reflected in the Financial Statements of Flex for the fiscal year ended March 31, 2016 and the quarter ended September 30, 2016, furnished by Flex to the Administrative Agent prior to the date hereof, or as timely disclosed or reflected (or to be timely disclosed or reflected) in the Financial Statements delivered to the Administrative Agent pursuant to Section 6.01(a) or (b), (ii) compensation arrangements, indemnification agreements and employee benefits plans for officers and directors duly approved by the board of directors of the Borrower or such Subsidiary, (iii) in connection with transactions made in accordance with Section 7.04 or 7.05, or (iv) dividends, distributions, redemptions, payments and other transactions permitted under Section 7.06.

7.10                        Accounting Changes.  Flex and its Subsidiaries shall not (a) change their fiscal year (currently April 1 through March 31), or (b) change in any material respect their accounting practices except (i) as required by GAAP, or (ii) as permitted by GAAP if such Person receives the prior written consent of the Administrative Agent to such GAAP-permitted change; provided, however, that Flex and its Subsidiaries may change their fiscal year on a one-time basis during the term of this Agreement or materially change their accounting practices to the extent permitted by GAAP without the prior written consent of the Administrative Agent if, in either event, (A) Flex shall deliver to the Administrative Agent notice (“change notice”) detailing such change in fiscal year or practice no later than 90 days prior to the intended effective date of such change, and (B) if the Required Lenders shall so request by notice delivered by the Administrative Agent to the Borrower no later than 30 days after the date of such change notice, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend any ratio or covenant requirement set forth in any Loan Document that would reasonably be expected to be affected (either on a one-time basis, or otherwise) by such change in fiscal year or practice, to preserve the original intent thereof in light of such change in fiscal year or practice (any such amendment to be subject to the approval of the Required Lenders), provided that, until and unless such provisions are duly amended, no such change in fiscal year or material change in accounting practice shall become effective.

7.11                        Burdensome Contractual Obligations.  Neither the Borrower nor any of its Subsidiaries will enter into any Contractual Obligation (excluding this Agreement and the other Loan Documents) that restricts the ability of any Wholly-Owned Subsidiary of Flex or any other Subsidiary of Flex that had revenues during the immediately preceding fiscal year equal to or greater than $25,000,000 or net worth on the last day of the immediately preceding fiscal year equal to or greater than $25,000,000, to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of whatsoever nature or to make transfers or distributions of all or any part of their assets to the Borrower or to any Subsidiary of such Subsidiary; provided, however, that the foregoing shall not apply to:

(a)                                 restrictions or conditions imposed by any Governmental Rule;

(b)                                 customary restrictions and conditions contained in licenses, leases and franchise agreements;

(c)                                  transfer or distribution restrictions or conditions arising in connection with the sale of a Subsidiary or other assets otherwise permitted hereunder, effective pending such sale, provided such restrictions and conditions apply only to such Subsidiary or assets to be sold;

(d)                                 restrictions or conditions in respect of transfers or distributions affecting property or assets subject to a Permitted Lien;

(e)                                  restrictions or conditions contained in instruments and agreements evidencing Indebtedness for borrowed money that are taken as a whole no more restrictive than such restrictions and conditions contained in this Agreement;

(f)                                   customary restrictions in respect of transfers or distributions contained in purchase or supply agreements entered into in the ordinary course of business, provided such restrictions are limited to the property or assets that are the subject of such agreements, and customary restrictions on the assignment of such agreements contained in agreements entered into in the ordinary course of business;

(g)                                  restrictions or conditions contained in any joint venture agreements, partnership agreements, organizational documents and other agreements relating to the joint ownership of assets, provided such restrictions or conditions apply only to the assets or property contained within such joint venture, partnership or other joint ownership arrangement;

(h)                                 restrictions or conditions relating to Receivables Assets contained in agreements relating to securitization, factoring and other similar receivables sale transactions permitted hereunder;

(i)                                     restrictions or conditions imposed by agreements governing Existing Secured Indebtedness (but shall not apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition); and

(j)                                    restrictions or conditions applicable to assets (including agreements) or a Person acquired by the Borrower or any of its Subsidiaries as permitted by this Agreement, provided that the exception in this clause (j) shall cease to apply, from and after the date that is 180 days after such acquisition, to restrictions or conditions imposed by agreements governing Indebtedness of a Person to the extent such Person is or becomes a Material Subsidiary.

7.12                        Financial Covenants.  The Borrower will comply, and will cause compliance, with the following financial covenants, unless the Required Lenders shall otherwise consent in writing:

(a)                                 Debt/EBITDA Ratio.  Flex shall not permit its Debt/EBITDA Ratio as of the last day of any fiscal quarter to exceed 4.00:1.00.

(b)                                 Interest Coverage Ratio.  Flex shall not permit its Interest Coverage Ratio to be less than 3.00 to 1.00 for any consecutive four-quarter period ending on the last day of any fiscal quarter.

In the event that the minimum “Interest Coverage Ratio” requirement set forth in the Existing BAML Credit Agreement is eliminated, from and after the date of such elimination, the Borrower shall not be required to comply with the minimum Interest Coverage Ratio requirement set forth in Section 7.12(b) above.

7.13                        Sanctions.  Neither the Borrower nor any of its Subsidiaries (including the Unrestricted Subsidiaries to the extent they would constitute Subsidiaries but for being excluded from the definition of “Subsidiary”) shall directly or indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of, or business with, any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, in each case other than to the extent such transaction or activity is permitted under applicable law, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise) of Sanctions.

7.14                        Anti-Corruption Laws. Neither the Borrower nor any of its Subsidiaries (including the Unrestricted Subsidiaries to the extent they would constitute Subsidiaries but for being excluded from the definition of “Subsidiary”) shall directly or indirectly use the proceeds of any Borrowing for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions applicable to it.

ARTICLE VIII.       EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid hereunder, and in the currency required hereunder, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Defaults.  The Borrower or any of its Subsidiaries (whether or not a party hereto) shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Section 6.06 or 6.07(a) (with respect to the existence of the Borrower) or Article VII; or

(c)                                  Other Defaults.  The Borrower or any of its Subsidiaries (whether or not a party hereto) shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or the other Loan Documents and such failure shall continue for 30 Business Days after the earlier of (i) the Borrower’s written acknowledgement of such failure and (ii) the Administrative Agent’s or any Lender’s written notice to the Borrower of such failure; provided, however, that (x) if the Borrower shall have failed to provide a notice of Default within five Business Days as required under Section 6.01(d)(iv), such 30-Business Day cure period shall be reduced by the number of days that have elapsed following the expiration of such five-Business Day notice period until such notice was provided and (y) in the event that such failure cannot reasonably be cured within such 30 Business Day period, and such failure relates to the observance or performance of any of the covenants, obligations, conditions or agreements contained in Section 5.06 hereof with respect to Hazardous Materials or any Environmental Laws or any judgment, consent decree, settlement or compromise in respect of any claim based thereon, it shall not constitute an Event of Default hereunder so long as the Borrower shall have commenced to cure such failure within such 30 Business Day period and shall thereafter diligently pursue such cure to completion, and provided, further, that such failure shall in all events be cured within 180 days after the Administrative Agent’s or such Lender’s written notice thereof; or

(d)                                 Representations and Warranties.  Any representation or warranty or written certificate, information or other statement (financial or otherwise) made or furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in or in connection with this Agreement or any of the other Loan Documents, or as an inducement to the Administrative Agent or any Lender to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made (or deemed made) or furnished; or

(e)                                  Cross-Default.  (i) The Borrower, any Subsidiary Guarantor or any Material Subsidiary shall fail to make any payment on account of any Indebtedness of such Person (other than the Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any period of grace provided with respect thereto, if the amount of such Indebtedness exceeds $100,000,000 or the effect of such failure is to cause, or permit the holder or holders thereof to cause, Indebtedness of the Borrower, any Subsidiary Guarantor or any Material Subsidiary (other than the Obligations) in an aggregate amount exceeding $100,000,000 to become due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise); or (ii) the Borrower, any Subsidiary Guarantor or any Material Subsidiary shall otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness of such Person (other than the Obligations), or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, Indebtedness of the Borrower, any Subsidiary Guarantor or any Material Subsidiary (other than the Obligations) in an aggregate amount exceeding $100,000,000 to become due (and/or to be secured by cash collateral other than cash collateral obligations not arising from an event of default under any agreement or instrument relating to Indebtedness incurred in connection with Synthetic Lease Obligations or letters of credit); provided that, for the avoidance of doubt, so long as any acquired Person (or its successor by merger, consolidation or otherwise) is not in breach of its obligations in respect of repaying or repurchasing, or making an offer to repay or repurchase, any Indebtedness of such Person of the kind described in Section 7.01(g), which obligations in respect of repaying or repurchasing, or making an offer to repay or repurchase, result from the acquisition of such Person, neither the existence of such repayment or repurchase obligations (nor the circumstances giving rise to such obligations) shall constitute an Event of Default under this Section 8.01(e); or

(f)                                   Insolvency, Voluntary Proceedings.

(i)                                     The Borrower or any Significant Subsidiary shall (1) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (2) be unable, or admit in writing its inability, to pay its debts generally as they mature, (3) make a general assignment for the benefit of its or any of its creditors, (4) become insolvent (as such term may be defined or interpreted under any applicable statute), (5) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (6) take any action for the purpose of effecting any of the foregoing; or the Borrower or any Material Subsidiary shall be dissolved or liquidated in full or in part; provided, however, that the dissolution, liquidation or termination of the existence of an Excluded Subsidiary shall not constitute an Event of Default under this Section 8.01(f); or

(ii)                                  Any Unrestricted Subsidiary (if at such time (A) it would constitute a Material Subsidiary but for it being excluded from the definition of “Subsidiary” herein and (B) it is required to be consolidated with the Borrower and its Subsidiaries for GAAP purposes) shall (1) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (2) be unable, or admit in writing its inability, to pay its debts generally as they mature, (3) make a general assignment for the benefit of its or any of its creditors, (4) become insolvent (as such term may be defined or interpreted under any applicable statute), (5) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, (6) take any action for the purpose of effecting any of the foregoing, or (7) be dissolved or liquidated in full or in part; or

(g)                                  Involuntary Proceedings.

(i)                                     Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Borrower or any Significant Subsidiary or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Borrower or any Significant Subsidiary or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 days of commencement; or

(ii)                                  So long as an Unrestricted Subsidiary (A) would constitute a Material Subsidiary but for it being excluded from the definition of “Subsidiary” herein and (B) is required to be consolidated with the Borrower and its Subsidiaries for GAAP purposes), proceedings for the appointment of a receiver, trustee, liquidator or custodian of such Unrestricted Subsidiary or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to such Unrestricted Subsidiary or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 days of commencement; or

(h)                                 Judgments.  (i) One or more non-interlocutory judgments, orders, decrees or arbitration awards requiring the Borrower and/or its Subsidiaries to pay an aggregate amount of $100,000,000 or more (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrower and otherwise satisfying the requirements set forth in Section 6.04 to which the insurer does not dispute coverage) shall be rendered against the Borrower and/or its Subsidiaries in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated or stayed for a period of 60 consecutive days, (ii) any non-interlocutory judgment, writ, assessment, warrant of attachment, tax lien or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any of its Subsidiaries and the same (A) shall not be released, stayed, vacated or otherwise dismissed within 60 days after issue or levy and (B) is reasonably and substantially likely to have a Material Adverse Effect or (iii) any non-interlocutory judgments, orders, decrees, arbitration awards, writs, assessments, warrants of attachment, tax liens or executions or similar processes which do not constitute an Event of Default under Section 8.01(h)(ii) and which, alone or in the aggregate, are reasonably and substantially likely to have a Material Adverse Effect are rendered, issued or levied; or

(i)                                     Loan Documents.  Any Loan Document or any material term thereof shall cease to be, or be asserted by the Borrower or any Subsidiary Guarantor not to be, a legal, valid and binding obligation of the Borrower or any Subsidiary Guarantor enforceable in accordance with its terms; or

(j)                                    Employee Benefit Plans.  (i) Any Reportable Event which constitutes grounds for the termination of any Employee Benefit Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Employee Benefit Plan, and which is reasonably and substantially certain to result in liability to the Borrower in excess of $50,000,000 shall occur, (ii) any Employee Benefit Plan shall be terminated within the meaning of Title IV of ERISA (x) in a distress termination, or (y) other than a distress termination and the resulting liability is in excess of $50,000,000, or (iii) any event with respect to a Foreign Plan which is reasonably and substantially certain to result in liability to the Borrower that is not funded or reserved in excess of $100,000,000 shall occur; or

(k)                                 Change of Control.  Any Change of Control shall occur.

8.02                        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                 declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)                                  exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States (or any comparable event under non-U.S. Debtor Relief Laws), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03                        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.13, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by any Governmental Rule.

8.04                        Lender Rate Contract Remedies.  Notwithstanding any other provision of this Article VIII, each Lender or its Affiliates which has entered into a Rate Contract with Flex or its Subsidiaries (“Lender Rate Contract”) shall have the right, with prior notice to the Administrative Agent, but without the approval or consent of the Administrative Agent or any other Lender, to the extent provided by such Lender Rate Contracts, (a) to declare an event of default, termination event or other similar event thereunder which will result in the early termination of such Lender Rate Contract, (b) to determine net termination amounts in accordance with the terms of such Lender Rate Contract and to set-off amounts between Lender Rate Contracts of such Lender, and (c) to prosecute any legal action against the Borrower or any of its Subsidiaries to enforce net amounts owing to such Lender or its Affiliate under such Lender Rate Contracts.

ARTICLE IX.                ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.  Each of the Lenders hereby irrevocably appoints The Bank of Tokyo-Mitsubishi UFJ, Ltd. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02                        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06                        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.07                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09                        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.06 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10                        Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if there occurs a Release Date (as defined in the Subsidiary Guaranty) as to such Person, and (b) to release any Subsidiary Guarantor which is a Significant Subsidiary (but not a Material Subsidiary) from the Subsidiary Guaranty upon, and in exchange for, the Borrower causing any other Significant Subsidiary or Significant Subsidiaries not already party thereto to enter into the Subsidiary Guaranty (and comply with the documentary requirements of Section 6.10(a) applicable to Eligible Material Subsidiaries) if the Administrative Agent determines in its sole discretion that such exchange of Subsidiary Guarantors will not be disadvantageous to the Lenders in any material respect). Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10.

ARTICLE X.                     MISCELLANEOUS

10.01                 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (which acknowledgment the Administrative Agent shall provide promptly and in any event within three Business Days following its actual receipt of an amendment or waiver countersigned by the Required Lenders, the Borrower and other applicable Loan Party, if any), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)                                 without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Borrowing under a particular Facility without the written consent of the Required Term A Lenders and/or any comparable required lender calculation set forth in any Incremental Term Facility (the “Required Incremental Term Facility Lenders”);

(c)                                  extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d)                                 postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(e)                                  reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (C) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(f)                                   change Section 2.10 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(g)                                  change (i) any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or (ii) the definition of “Required Term A Lenders” or any comparable provision specifying the number of percentage of Incremental Term Lenders required to amend, waive or otherwise modify any rights under any Incremental Term Facility or make any determination or grant of any consent thereunder without the written consent of each Lender under the applicable Facility;

(h)                                 release all or substantially all of the value of the Subsidiary Guaranty without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

and, provided further, that (A)  no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (B) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (C) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (D) any waiver, amendment or modification that by its term affects the Lenders in one Facility disproportionately adversely relative to Lenders in any other Facility shall require the consent of the Required Term A Lenders or Required Incremental Term Facility Lenders (as defined above).  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) no Commitment of any Defaulting Lender may be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended in accordance with and pursuant to the terms of Section 2.11 or 2.12, including, without limitation, to permit the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

10.02                 Notices; Effectiveness; Electronic Communication.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirement of Law, including United States Federal and state securities Requirements of Law, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.10), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.  This Section 10.04(a) shall not apply with respect to Taxes other than Taxes that represent losses or damages arising from any non-Tax claim.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee in respect of or arising out of or in connection with claims, damages, or liabilities asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries (including, if it would constitute a Subsidiary but for it being excluded from the definition of “Subsidiary” herein, an Unrestricted Subsidiary), or any environmental liability related in any way to the Borrower or any of its Subsidiaries (including, if it would constitute a Subsidiary but for it being excluded from the definition of “Subsidiary” herein, an Unrestricted Subsidiary), or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 10.04(b) shall not apply with respect to Taxes other than Taxes that represent losses or damages arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, or the Administrative Agent incurs any expense pursuant to Section 6.03 that is not subject to reimbursement by the Borrower, but without affecting the Borrower’s obligation (if any) to make such payment, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section and the indemnity provision of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) and the Administrative Agent will provide the Borrower with prompt written notice of any request by a Lender to make an assignment; provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                                    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                                    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                                    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)                                    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term A Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; provided, however, that the acknowledgement of the Administrative Agent shall be required for assignments to a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Borrower.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Governmental Rule without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Term Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.09(b)(ii).  For the avoidance of doubt, the Borrower agrees that each SPC shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b) provided that such SPC agrees to be subject to the obligations of Section 3.01 as though it were a Lender.  An SPC shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the Borrower’s prior written consent.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01 and Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any state thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

10.07                 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent or any Lender shall exercise commercially reasonable efforts to notify the Borrower as soon as reasonably practicable in the event of any such disclosure, unless such notification shall be prohibited by applicable law, legal process or regulatory request, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a

Lender pursuant to Sections 2.11(b) or 2.12(b) or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, provided that, the source of such information was not actually known by the Administrative Agent, any Lender, or any of their respective Affiliates, as the case may be, to be bound by a confidentiality agreement with the Borrower or any of its Subsidiaries with respect to such Information.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and the terms hereof to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (A) the Information may include material non-public information concerning the Borrower or any of its Subsidiaries, as the case may be, (B) it has developed compliance procedures regarding the use of material non-public information and (C) it will handle such material non-public information in accordance with applicable Requirements of Law, including United States Federal and state securities Requirements of Law.

10.08                 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such

Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and each of its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Requirements of Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Requirements of Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11                 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the

Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12                 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13                 Replacement of Lenders.  If (v) any Lender requests compensation under Section 3.04, (w)  the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and a replacement of such Lender would result in a reduction in such compensation or amount, (x) any Lender’s Loans are prepaid or converted under Section 3.02, (y) any Lender is a Defaulting Lender, or (z) any Lender shall refuse to consent to a waiver or amendment to, or a departure from the provisions of, this Agreement or any other Loan Document which requires the consent of all the Lenders or all Lenders directly affected thereby and that has been consented to by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 10.04, 3.01 or 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT IN SUCH BOROUGH, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 10.14.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY

PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.  WITHOUT LIMITING THE FOREGOING, THE BORROWER HEREBY APPOINTS, IN THE CASE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN THE COURTS OF OR IN THE STATE OF NEW YORK, CT CORPORATION, WITH OFFICES ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, TO RECEIVE FOR IT AND ON ITS BEHALF, SERVICE OF PROCESS IN THE STATE OF NEW YORK WITH RESPECT THERETO, PROVIDED THE BORROWER MAY APPOINT ANY OTHER PERSON, REASONABLY ACCEPTABLE TO THE ADMINISTRATIVE AGENT, WITH OFFICES IN THE STATE OF NEW YORK TO REPLACE SUCH AGENT FOR SERVICE OF PROCESS UPON DELIVERY TO THE ADMINISTRATIVE AGENT OF A REASONABLY ACCEPTABLE AGREEMENT OF SUCH NEW AGENT AGREEING SO TO ACT.

10.15                 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16                 California Judicial Reference.  If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

10.17                 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers, are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and Arrangers, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and the Arrangers each are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent nor the Arrangers have any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arrangers have any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18                 Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.19                 Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative

Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.20                 Bermuda Branch; Full Recourse Obligations.  All Loans to Flex shall be made to or incurred by Flex at its Bermuda branch located at Canon’s Court, 22 Victoria Street, Hamilton HM 12 BERMUDA and all payments of principal and interest by Flex will be made through its Bermuda branch; provided, however, that notwithstanding the foregoing, Flex acknowledges and agrees that the Obligations hereunder are full recourse to Flextronics International Ltd., a Singapore corporation, and are in no manner limited to any extent to any branch thereof and shall in no manner impair the Administrative Agent’s or any Lender’s ability to enforce or collect any Obligation from Flex.

10.21                 USA Patriot Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and other Loan Parties, which information includes the name and address of the Borrower and other Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower or other Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.22                 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FLEX LTD.

By:	/s/ Manny Marimuthu
Name:	Manny Marimuthu
Title:	Authorized Signatory

TERM LOAN AGREEMENT

Signature Page

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., as Administrative Agent

By:	/s/ Lillian Kim
Name:	Lillian Kim
Title:	Director

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., as a Lender

By:	/s/ Lillian Kim
Name:	Lillian Kim
Title:	Director

TERM LOAN AGREEMENT

Signature Page

SUMITOMO MITSUI BANKING
CORPORATION, as a Lender

By:	/s/ David W. Kee
Name:	David W. Kee
Title:	Managing Director

TERM LOAN AGREEMENT

Signature Page

BANK OF CHINA, NEW YORK BRANCH,
as a Lender

By:	/s/ Raymond Qiao
Name:	Raymond Qiao
Title:	Managing Director

TERM LOAN AGREEMENT

Signature Page

DBS BANK LTD.,
as a Lender

By:	/s/ Yeo How Ngee
Name:	Yeo How Ngee
Title:	Managing Director

TERM LOAN AGREEMENT

Signature Page

INDUSTRIAL AND COMMERCIAL BANK
OF CHINA LTD., NEW YORK BRANCH,
as a Lender

By:	/s/ Kan Chen
Name:	Kan Chen
Title:	Vice President

By:	/s/ Linjia Zhou
Name:	Linjia Zhou
Title:	Executive Director

TERM LOAN AGREEMENT

Signature Page

MIZUHO BANK (USA), as a Lender

By:	/s/ Daniel Guevara
Name:	Daniel Guevara
Title:	Director

TERM LOAN AGREEMENT

Signature Page

CHINA CONSTRUCTION BANK
CORPORATION NEW YORK BRANCH,
as a Lender

By:	/s/ Jun Bi
Name:	Jun Bi
Title:	D.G.M.

TERM LOAN AGREEMENT

Signature Page

STANDARD CHARTERED BANK, as a Lender

By:	/s/ Steven Aloupis
Name:	Steven Aloupis
Title:	Managing Director

TERM LOAN AGREEMENT

Signature Page

STATE BANK OF INDIA, NEW YORK
BRANCH, as a Lender

By:	/s/ Manoranjan Panda
Name:	Manoranjan Panda
Title:	VP & Head (Credit Management Cell)

TERM LOAN AGREEMENT

Signature Page

AGRICULTURAL BANK OF CHINA
LIMITED, SINGAPORE BRANCH, as a Lender

By:	/s/ Fan Gang
Name:	Fan Gang
Title:	General Manager

TERM LOAN AGREEMENT

Signature Page

SCHEDULE 1.01(i)

INELIGIBLE MATERIAL SUBSIDIARIES

1.              Flextronics Electronics Technology (Suzhou) Co., Ltd.

2.              Flextronics Technology (Malaysia) Sdn. Bhd.

3.              Flextronics Technology (Penang) Sdn. Bhd.

4.              Flextronics Manufacturing (Singapore) Pte Ltd

Schedule 1.01(i)

SCHEDULE 1.01(ii)

INITIAL SUBSIDIARY GUARANTORS

The following Subsidiaries shall be the initial Subsidiary Guarantors:

Subsidiary Guarantors	Country
Flextronics Marketing (L) Ltd.	Federal Territory of Labuan
Flextronics International Europe B.V.	The Netherlands
Flextronics International Kft.	Hungary
Flextronics America, LLC	Delaware, U.S.A.
Flextronics Sales & Marketing (A-P) Ltd.	Mauritius
Flextronics International USA, Inc.	California, U.S.A.
Flextronics International Asia-Pacific Ltd.	Mauritius
Flextronics Sales & Marketing North Asia (L) Ltd.	Federal Territory of Labuan
Flextronics Sales and Marketing Consumer Digital Ltd.	Mauritius
Flextronics Logistics USA, Inc.	California
Flextronics Telecom Systems Ltd	Mauritius
Flextronics Industries Marketing (L) Ltd.	Federal Territory of Labuan
Flextronics International Tecnologia Ltda.	Brazil

Schedule 1.01(ii)

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Term A Commitment	Term A Facility Applicable Percentage
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$100,000,000.00	14.285714286%
Sumitomo Mitsui Banking Corporation	$87,500,000.00	12.500000000%
Bank of China, New York Branch	$87,500,000.00	12.500000000%
DBS Bank Ltd.	$87,500,000.00	12.500000000%
Industrial and Commercial Bank of China Ltd., New York Branch	$87,500,000.00	12.500000000%
Mizuho Bank (USA)	$50,000,000.00	7.142857143%
China Construction Bank Corporation New York Branch	$50,000,000.00	7.142857143%
Standard Chartered Bank	$50,000,000.00	7.142857143%
State Bank of India, New York Branch	$50,000,000.00	7.142857143%
Agricultural Bank of China Limited, Singapore Branch	$50,000,000.00	7.142857143%
Total	$700,000,000.00	100.00000000%

Schedule 2.01

SCHEDULE 5.15

SUBSIDIARIES

SCHEDULE 5.15

SUBSIDIARIES

Material Subsidiaries	Direct Ownership Name	Direct Ownership %	Country
Flextronics International Europe B.V.	Flex Ltd.	100	The Netherlands
Flextronics Marketing (L) Ltd.	Flex Ltd.	100	Federal Territory of Labuan
Flextronics Telecom Systems Ltd	Flex Ltd.	100	Mauritius
Flextronics Logistics USA, Inc.	Flextronics International Holding LLC	100	California, U.S.A.
Flextronics International Tecnologia Ltda.	Flextronics Holdings do Brasil Ltd.	100	Brazil
Flextronics International Kft.	Flextronics International GmbH/ Flextronics Sárvár Logistics Korlátolt Felelõsségũ Társaság	99.99/ 0.01	Hungary

Significant Subsidiaries	Direct Ownership Name	Direct Ownership %	Country
Flextronics (Israel) Ltd.	Flextronics Central Europe B.V.	100	Israel
Flextronics America, LLC	Flextronics International USA, Inc.	100	Delaware, U.S.A.
Flextronics Automotive USA (Texas), LLC	Flextronics Automotive USA, Inc	100	Texas, U.S.A
Flextronics Automotive USA Manufacturing Co.	Flextronics Automotive USA, Inc	100	Ohio, USA
Flextronics Automotive USA, Inc.	Flextronics International USA, Inc.	100	Michigan. U.S.A
Flextronics Computing (Suzhou) Co., Ltd	Flextronics Electronics Technology (Suzhou) Co., Ltd./Flextronics Technology Wujiang (Mauritius) Ltd	75/25	China
Flextronics Electronics Technology (Suzhou) Co., Ltd.	Flextronics Mauritius Limited	100	China
Flextronics Industrial (Zhuhai) Co., Ltd.	Flextronics Industrial Zhuhai (Mauritius) Co., Ltd.	100	Mauritius
Flextronics Industries Marketing (L) Ltd.	Flex Ltd.	100	Labuan
Flextronics International Asia-Pacific Ltd	Flex Ltd.	100	Mauritius
Flextronics International Cork B.V. (Irish Branch)	Dii International Holdings C.V.	100	Ireland
Flextronics International Gesellschaft m.b.H.	Flextronics Central Europe B.V.	100	Austria
Flextronics International Japan Co., Ltd.	Flextronics Corporation	100	Japan
Flextronics International Poland sp. z o.o.	Flextronics International Sweden AB	100	Poland
Flextronics Logistics (Hong Kong) Limited	Astron Group Limited	100	Hong Kong
Flextronics Manufacturing (Singapore) Pte. Ltd.	Flextronics Investment Holding (Singapore) Pte. Ltd.	100	Singapore
Flextronics Manufacturing (Zhuhai) Co., Ltd.	Flextronics Manufacturing Zhuhai (Mauritius) Co., Ltd.	100	China
Flextronics Manufacturing Europe B.V.	Flextronics Europe Holdings CV	100	The Netherlands
Flextronics Manufacturing S.r.l.	Flextronics Italy S.p.A.	100	Italy
Flextronics ODM Luxembourg S.A.	Flextronics Central Europe B.V.	100	Luxembourg
Flextronics Sales & Marketing North Asia (L) Ltd.	Flex Ltd.	100	Labuan
Flextronics Sales and Marketing Consumer Digital Ltd.	Flex Ltd.	100	Mauritius
Flextronics Technologies (India) Private Limited	Flextronics International Asia-Pacific Ltd /Power Systems Technologies Ltd./Flextornics Mauritius Limited/Flextronics Telecom Systems Ltd	94.75/4.27/0.17/0.80	India

Schedule 5.15

Flextronics Technology (Penang) Sdn. Bhd.	Flextronics Global Holdings L.P.	100	Malaysia
Flextronics Technology (Shanghai) Co., Ltd.	Flextronics Technology Shanghai (Mauritius) Co., Ltd.	100	China
MCi (Mirror Controls International) Holdings B.V.	MICOH B.V.	100	Netherlands
MCi (Mirror Controls International) Ireland Limited	MCi (Mirror Controls International) Ireland Operations Limited	100	Ireland
MCi (Mirror Controls International) Ireland Operations Limited	MCi (Mirror Controls International) B.V.	100	Netherlands
MICOH B.V.	Flextronics International Europe B.V.	100	Netherlands
Multek Industries Limited	Astron Group Limited/Flextronics International Ltd	84.91/15.09	China
Multek Technologies Limited	Flex Ltd.	100	Mauritius
NexTracker, Inc	Flextronics International USA, Inc.	100	USA
Pacific Device, Inc.	Avail Medical Products, Inc.	100	Delaware
Parque de Tecnologia Electronica, S.A. de C.V.	Flextronics Holdings Mexico, S.A. de C.V. /Flextronics Manufacturing Mex, S.A. de C.V.	99.99/.01	Mexico

Schedule 5.15

SCHEDULE 5.21

IDENTIFICATION NUMBER FOR THE BORROWER

Borrower	Identification Number	Jurisdiction of Organization
Flex Ltd.	1990-02645-H	Singapore

Schedule 5.21

SCHEDULE 7.01

EXISTING SECURED INDEBTEDNESS

Subsidiary	Lender	TYPE	US Dollar Equivalent Outstanding Amount (as of October 30, 2016)	Collateral Pledge Type
Flextronics International USA, Inc.	Cisco	Capital Lease	$19,403,319.50	Computer Equipment & Software
Sønderborg Værktøjsfabrik A/S	Danske Leasing	Capital Lease	$670,343.55	Production Machinery
RIWISA AG, Kunststoffwerke Hägglingen	IG Leasing	Capital Lease	$210,129.18	Spritzgiessmaschine
Flextronics International USA, Inc.	Ge Capital, US Bank	Capital Lease	$4,530.15	Machinery Finance Resources
Flextronics Logistics B.V.	De Lage Landen Financial Services B.V.	Capital Lease	$76,241.11	File Server

Total Secured Debt			$20,364,563.49

Schedule 7.01

SCHEDULE 7.05

INVESTMENTS

Miscellaneous Investment	$186,469,000.00

Schedule 7.05

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Flex Ltd.

Flex Ltd.

Century House

16 Par-la-Ville Road

Hamilton HM 08, Bermuda

Flex Ltd.

2 Changi South Lane

Singapore 486123

Attention: Chief Financial Officer

Telephone: OMITTED

Electronic Mail: OMITTED

Website Address:  www.flextronics.com

With courtesy copy to:

Flextronics International USA, Inc.

6201 America Center Drive

4th Floor

San Jose, CA 95002

Attention: Corporate Treasury

Telephone: OMITTED

Electronic Mail: OMITTED

ADMINISTRATIVE AGENT:

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

1221 Avenue of the Americas

New York, NY 10020

Telephone: OMITTED

Electronic Mail: OMITTED

Schedule 10.02

EXHIBIT A

FORM OF LOAN NOTICE

Date:             ,

To:                             The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of November 30, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Flex Ltd. (formerly known as Flextronics International Ltd.), a Singapore company (the “Borrower”), the Lenders from time to time party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent.

The Borrower hereby requests (select one):

☐ A Borrowing of Loans	☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of .

3.	Comprised of .
[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

5.	Wire Instructions:

Bank:

ABA No.:

Account No.:

Attention:

Reference:

A - 1

FLEX LTD.

By:
Name:
Title:

A - 2

EXHIBIT B

FORM OF TERM NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                             or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term Loan made by the Lender to the Borrower under that certain Term Loan Agreement, dated as of November 30, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Flex Ltd. (formerly known as Flextronics International Ltd.), the Lenders from time to time party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars and in Same Day Funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term Note is also entitled to the benefits of the Subsidiary Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term Note and endorse thereon the date, amount, currency and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

FLEX LTD.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Term Loan Made	Currency and Amount of Term Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:              ,

To:                             The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of November 30, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Flex Ltd. (formerly known as Flextronics International Ltd.), a Singapore company (the “Borrower”), the Lenders from time to time party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                        of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.                                      The Borrower has delivered the year-end audited Financial Statements required by Section 6.01(b) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.                                      The Borrower has delivered the unaudited Financial Statements required by Section 6.01(a) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.                                      The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

3.                                      A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.                                      The representations and warranties of (i) the Borrower contained in Article V of the Agreement and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Loan Documents, are (A) in the case of representations and warranties that are qualified as to materiality, true and correct, and (B) in the case of representations and warranties that are not qualified as to materiality, true and correct in all material respects, in each case on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct or true and correct in all material respects, as the case may be, as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in Section 5.09 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b) of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.                                      The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as  of                             ,                           .

FLEX LTD.

By:
Name:
Title:

For the Quarter/Year ended                   (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.12(b) — Interest Coverage Ratio. (1)

	A.	EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

		1.	Net income or net loss (before provision for income taxes) for Subject Period:	$

		2.	All Interest Expense for Subject Period:	$

		3.	Depreciation expenses for Subject Period:	$

		4.	Amortization expenses for Subject Period:	$

		5.	Non-cash charges for Subject Period:	$

		6.	One-time cash charges associated with merger or acquisition-related expenses which are paid in the Subject Period:	$

		7.	One-time cash charges associated with restructuring costs which are paid in the Subject Period:	$

		8.	One-time cash charges associated with net losses from the early extinguishment of notes or other Indebtedness, which are paid in the Subject Period:	$

(1)  Schedule I not required in the event that the minimum “Interest Coverage Ratio” requirement set forth in the Existing BAML Credit Agreement is eliminated.

		9.	Sum of Lines I.A. 6 + 7 + 8 (not exceeding $100,000,000 for Subject Period):	$

		10.	EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 9):	$

	B.	Interest Expense:

		1.	All “interest expense” for Subject Period:	$

		2.	All non-cash interest included in Line I.B.1:	$

		3.	Total Interest Expense (Line I.B.1 — 2):	$

	C.	Interest Coverage Ratio (Line I.A.10 ÷ I.B.3):

	Minimum required:			3.00 to 1.00

II.	Section 7.12(a) — Debt/EBITDA Ratio.

	A.	Total Indebtedness at Statement Date:		$

	B.	EBITDA for Subject Period (Line I.A.10 above):		$

	C.	Debt/EBITDA Ratio (Line II.A ÷ Line II.B):

	Maximum permitted:			4.00 to 1.00

For the Quarter/Year ended                    (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

EBITDA
(in accordance with the definition of EBITDA
as set forth in the Agreement)

EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
net income or net loss for Subject Period
+ all Interest Expense for Subject Period
+ depreciation expenses for Subject Period
+ amortization expenses for Subject Period
+ non-cash charges for Subject Period
+ one-time cash charges, calculated in accordance with GAAP, associated with merger-or-acquisition related expenses which are paid in the Subject Period
+ one-time cash charges, calculated in accordance with GAAP, associated with restructuring costs which are paid in the Subject Period
+ one-time cash charges, calculated in accordance with GAAP, associated with net losses from the early extinguish-ment of notes or other Indebtedness, which are paid in the Subject Period
= EBITDA

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](2) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](3) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](4) hereunder are several and not joint.](5)  Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

(2)  For bracket language here and elsewhere in the form relating to the Assignors(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(3)  For bracket language here and elsewhere in the form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(4)  Select as appropriate.

(5)  Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.             Assignor[s]:

2.                                      Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.             Borrower(s):          Flex Ltd. (formerly known as Flextronics International Ltd.)

4.                                      Administrative Agent: The Bank of Tokyo-Mitsubishi UFJ, Ltd., as the administrative agent under the Term Loan Agreement.

5.                                      Term Loan Agreement:      Term Loan Agreement, dated as of November 30, 2016, among Flex Ltd., the Lenders from time to time party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent.

6.             Assigned Interest[s]:

Assignor[s](6)	Assignee[s](7)	Facility Assigned(8)	Aggregate Amount of Commitment/ Loans for all Lenders(9)	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans(10)		CUSIP Number

			$	$		%
			$	$		%
			$	$		%

[7.           Trade Date:                            ](11)

Effective Date:                   , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

(6)  List each Assignor, as appropriate.

(7)  List each Assignee, as appropriate.

(8)  Fill in the appropriate terminology for the types of facilities under the Term Loan Agreement that are being assigned under this Assignment (e.g. “Term A Commitment”, etc.).

(9)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(10)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(11) To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:
[Consented to and](12) Accepted:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as
Administrative Agent

By:
Title:

[Consented to:](13)

FLEX LTD.

By:
Title:

(12)  To be added only if the consent of the Administrative Agent is required by the terms of the Term Loan Agreement.

(13)  To be added only if the consent of the Borrower and/or other parties is required by the terms of the Term Loan Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

FLEX LTD.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1.                            Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vii) of the Term Loan Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Term Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

FORM OF SUBSIDIARY GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of November 30, 2016, is made by each of the undersigned (together, the “Guarantors”; each a “Guarantor”), in favor of the Lenders from time to time party to the Term Loan Agreement referred to below and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent.

A.                                    Flex Ltd. (formerly known as Flextronics International Ltd.), a Singapore company (the “Borrower”), the Lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”) and the Administrative Agent are parties to a Term Loan Agreement dated as of November 30, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Loan Agreement”).

B.                                    The Guarantors are Subsidiaries of the Borrower.

C.                                    It is a condition precedent to the effectiveness of the Term Loan Agreement and the making of the Loans under the Term Loan Agreement that the Guarantors enter into to this Guaranty to guarantee the indebtedness and other obligations of the Borrower to the Guaranteed Parties under or in connection with the Term Loan Agreement.

D.                                    The Guarantors, as Subsidiaries or Affiliates of the Borrower, will derive substantial direct and indirect benefits from the making of the Loans to the Borrower pursuant to the Term Loan Agreement (which benefits are hereby acknowledged by the Guarantors).

Accordingly, to induce the Administrative Agent and the Lenders to enter into the Term Loan Agreement, and in consideration thereof, the Guarantors hereby agree as follows:

SECTION 1.                                                 Definitions; Interpretation.

(a)                                 Terms Defined in Term Loan Agreement.  All capitalized terms used in this Guaranty (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Term Loan Agreement.

(b)                                 Certain Defined Terms.  As used in this Guaranty (including in the recitals hereof), the following terms shall have the following meanings:

“Aggregate Guaranty Payments” shall mean, with respect to any Guarantor at any time, the aggregate amount of all payments made by such Guarantor under this Guaranty (including under Section 9 hereof) at or prior to such time.

“Agreement Currency” has the meaning set forth in Section 24.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

“Collateral” means any property and interests and proceeds thereof now or hereafter acquired by the Guarantors, the Borrower or any other Person in which a Lien shall exist in favor of the Guaranteed Parties to secure the Guaranteed Obligations.

“Collateral Documents” means any agreement pursuant to which the Guarantors, the Borrower or any other Person provides a Lien on any Collateral securing any or all of the Guaranteed Obligations and all filings, documents and agreements made or delivered pursuant thereto.

“Fair Share” shall mean, with respect to any Guarantor at any time, an amount equal to (i) a fraction, the numerator which is the Maximum Guaranty Amount of such Guarantor and the denominator of which is the aggregate Maximum Guaranty Amounts of all Guarantors, multiplied by (ii) the aggregate amount paid by all Funding Guarantors under this Guaranty at or prior to such time.

“Fair Share Shortfall” shall mean, with respect to any Guarantor at any time, the amount, if any, by which the Fair Share of such Guarantor at such time exceeds the Aggregate Guaranty Payments of such Guarantor at such time.

“Funding Guarantor” has the meaning set forth in Section 9.

“Guaranteed Obligations” has the meaning set forth in Section 2.

“Guaranteed Parties” means the Administrative Agent and each Lender.

“Guarantor Documents” means this Guaranty and all other certificates, documents, agreements and instruments delivered to any Guaranteed Party under or in connection with this Guaranty and the Loan Documents.

“Insolvency Proceeding” means, with respect to any Person, (i) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either case undertaken under Debtor Relief Laws.

“Judgment Currency” has the meaning set forth in Section 24.

“Lenders” has the meaning specified in the recitals to this Guaranty.

“Maximum Guaranty Amount” shall mean, with respect to any Guarantor at any time, (i) the full amount of the Guaranteed Obligations at such time or (ii) if any court of competent jurisdiction determines in any action to enforce this Guaranty that enforcement against such Guarantor for the full amount of the Guaranteed Obligations is not lawful under or would be subject to avoidance under Section 548 of the Bankruptcy Code or any applicable provision of any comparable law of any state or other jurisdiction, then the maximum amount lawful and not subject to such avoidance.

“Organization Documents” means (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning set forth in Section 8.03.

“Release Date” means, in respect of any Guarantor, the occurrence of any of the following:  (i) the date of receipt by the Administrative Agent of an executed Guarantor Release Certificate in compliance with Section 6.10(b) of the Term Loan Agreement in relation to such Guarantor, or (ii) the date the Administrative Agent receives actual notice of the consummation of any of the following in relation to such Guarantor, provided such transactions are permitted under the Term Loan Agreement:  (A) the sale of all or substantially all of the Equity Securities issued by, or of all or substantially all of the assets of, such Guarantor to a Person that is not FIL or any of its Affiliates, or (B) a Substantial Spin-off of such Guarantor, (C) the dissolution, liquidation or termination of the existence of such Guarantor, or (D) the merger or amalgamation of such Guarantor with or into any Person other than FIL or any of its Affiliates.

“Solvent” means, as to any Person at any time, that (i) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and as such liabilities are evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of the New York Uniform Fraudulent Conveyance Act and other applicable state law; (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Substantial Spin-off” means, in respect of any Guarantor, the sale, transfer or distribution (including by means of a dividend) of 50% or more of the Equity Securities of such Person entitled to vote for the board of directors or similar governing body of such Person pursuant to a public offering or spin-off (by means of a dividend) of such securities.

“Term Loan Agreement” has the meaning specified in the recitals to this Guaranty.

(c)                                  Interpretation.  The rules of interpretation set forth in Sections 1.02 and 1.03 of the Term Loan Agreement shall be applicable to this Guaranty and are incorporated herein by this reference.

SECTION 2.                                                 Guaranty.

(a)                                 Each Guarantor hereby severally absolutely, unconditionally and irrevocably guarantees for the Guaranteed Parties, and their respective successors, endorsees, transferees and assigns, the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of all (and not merely a lesser or proportional part of) the indebtedness, liabilities and other obligations of the Borrower (now existing or hereafter arising) to the Guaranteed Parties under or in connection with the Term Loan Agreement, the Term Notes and the other Loan Documents, including all unpaid principal of the Loans, all interest accrued thereon, all fees due under the Term Loan Agreement and all other amounts payable by the Borrower to the Guaranteed Parties thereunder, in connection therewith, and in connection with any other Loan Document.  The terms “indebtedness,” “liabilities” and “obligations” are used herein in their most comprehensive sense and include without limitation any and all advances, debts, obligations and liabilities, whether now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any Debtor Relief Law, and including interest that accrues after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.  The foregoing indebtedness, liabilities and other obligations of the Borrower, and all other indebtedness, liabilities and obligations to be paid or performed by the Guarantors in connection with this Guaranty (including any and all amounts due under Section 14), shall hereinafter be collectively referred to as the “Guaranteed Obligations.”

(b)                                 To the extent that any court of competent jurisdiction shall impose by final judgment under applicable law (including if applicable, the New York Uniform Fraudulent Conveyance Act or other applicable state law and §§ 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Guarantor’s liability with respect to the Guaranteed Obligations which any Guaranteed Party can enforce under this Guaranty, the Guaranteed Parties by their acceptance hereof accept such limitation on the amount of the Guarantor’s liability hereunder to the extent needed to make this Guaranty and the Guarantor Documents fully enforceable and nonavoidable.

SECTION 3.                                                 Liability of Guarantors.  The liability of each Guarantor under this Guaranty shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)                                 the Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of the Guarantor and shall not be contingent upon any Guaranteed Party’s exercise or enforcement of any remedy it may have against the Borrower or any other Person, or against any Collateral;

(b)                                 this Guaranty is a guaranty of payment when due and not merely of collectibility;

(c)                                  the Guaranteed Parties may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between any of the Guaranteed Parties and the Borrower with respect to the existence of such Event of Default;

(d)                                 the Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge the Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(e)                                  the Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall the Guarantor be exonerated or discharged by, any of the following events:

(i)                                     any Insolvency Proceeding with respect to the Borrower, the Guarantor, any other Guarantor or other Loan Party or any other Person;

(ii)                                  any limitation, discharge, or cessation of the liability of the Borrower, the Guarantor, any other Guarantor or other Loan Party or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(iii)                               any merger, acquisition, consolidation or change in structure of the Borrower, the Guarantor or any other Guarantor or other Loan Party or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of the Borrower, the Guarantor, any other Guarantor or other Loan Party or other Person (in each case, except as otherwise provided in Section 25 hereof);

(iv)                              any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and rights under this Guaranty or the other Loan Documents, including any Guaranteed Party’s right to receive payment of the Guaranteed Obligations, or any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and to any of the Collateral;

(v)                                 any claim, defense, counterclaim or setoff, other than that of prior performance, that the Borrower, the Guarantor, any other Guarantor or other Loan Party or other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(vi)                              any Guaranteed Party’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document, any Guaranteed Obligations, or any Collateral, or any Guaranteed Party’s exchange, release, or waiver of any Collateral;

(vii)                           any Guaranteed Party’s exercise or nonexercise of any power, right or remedy with respect to any of the Collateral, including any Guaranteed Party’s compromise,

release, settlement or waiver with or of the Borrower, any other Guarantor or other Loan Party or any other Person;

(viii)                        any Guaranteed Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to the Guaranteed Obligations;

(ix)                              any impairment or invalidity of any of the Collateral or any other collateral securing any of the Guaranteed Obligations or any failure to perfect any of the Liens of the Guaranteed Parties thereon or therein; and

(x)                                 any other guaranty, whether by the Guarantor or any other Guarantor or other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of the Borrower to any Guaranteed Party.

SECTION 4.                                                 Consents of Guarantors.  Each Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from the Guarantor:

(a)                                 the principal amount of the Guaranteed Obligations may be increased or decreased and additional Obligations of the Loan Parties under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(b)                                 the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Guaranteed Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise;

(c)                                  the time for the Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Guaranteed Parties may deem proper;

(d)                                 any Guaranteed Party may discharge or release, in whole or in part, any other Guarantor or other Loan Party or any other Person liable for the payment and performance of all or any part of the Guaranteed Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral or any other collateral, nor shall any Guaranteed Party be liable to the Guarantor for any failure to collect or enforce payment or performance of the Guaranteed Obligations from any Person or to realize on the Collateral or other collateral therefor;

(e)                                  in addition to the Collateral, the Guaranteed Parties may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof;

(f)                                   the Guaranteed Parties may request and accept other guaranties of the Guaranteed Obligations and any other indebtedness, obligations or liabilities of the Borrower to any Guaranteed Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; and

(g)                                  the Guaranteed Parties may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege (including the right to accelerate the maturity of any Loan and any power of sale) granted by any Loan Document or other security document or agreement, or otherwise available to any Guaranteed Party, with respect to the Guaranteed Obligations or any of the Collateral, even if the exercise of such right, remedy, power or privilege affects or eliminates any right of subrogation or any other right of the Guarantor against the Borrower;

all as the Guaranteed Parties may deem advisable, and all without impairing, abridging, releasing or affecting this Guaranty.

SECTION 5.                                                 Guarantor Waivers.

(a)                                 Certain Waivers.  Each Guarantor waives and agrees not to assert:

(i)                                     any right to require any Guaranteed Party to marshal assets in favor of the Borrower, the Guarantor, any other Loan Party or any other Person, to proceed against the Borrower, any other Loan Party or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Guaranteed Obligations or comply with any other provisions of § 9-611 of the New York Uniform Commercial Code (or any equivalent provision of any other applicable law) or to pursue any other right, remedy, power or privilege of any Guaranteed Party whatsoever;

(ii)                                  the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii)                               any defense arising by reason of any lack of corporate or other authority or any other defense of the Borrower or any other Person;

(iv)                              any defense based upon any Guaranteed Party’s errors or omissions in the administration of the Guaranteed Obligations;

(v)                                 any rights to set-offs and counterclaims;

(vi)                              any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of the Guarantor or the right of the Guarantor to proceed against the Borrower or any other obligor of the Guaranteed Obligations for reimbursement; and

(vii)                           without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Guaranty.

(b)                                 Additional Waivers.

(i)                                     Each Guarantor waives any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by the Guaranteed Parties upon this Guaranty, or the exercise of any right, power or privilege hereunder.  The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty.  Each Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon the Borrower, the Guarantor or any other Guarantor or other Person with respect to the Guaranteed Obligations.

(ii)                                  Until the Guaranteed Obligations have been paid in full in cash, each Guarantor waives (A) any defenses the Guarantor may have to the Guaranty by reason of an election of remedies by the Guaranteed Parties, (B) any rights or defenses the Guarantor may have by reason of protection afforded to the Borrower or any other Loan Party pursuant to the anti-deficiency or other laws of the State of New York limiting or discharging the Borrower’s or such other Loan Party’s indebtedness, (C) any defenses arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guaranteed Party) of the liability of the Borrower, (D) any defenses based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Borrower, (E) any right to compel any Guaranteed Party to proceed against or exhaust any security for the Guaranteed Obligations (or to proceed against such security in a particular order) or to pursue any other remedy in such Guaranteed Party’s power whatsoever, and (F) any benefit of and any right to participate in any security now or hereafter held by the Guaranteed Parties.

(iii)                               Each Guarantor warrants and agrees that each of the waivers set forth herein is made with full knowledge of its significance and consequences and that if any such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

(c)                                  Independent Obligations.  The obligations of each Guarantor hereunder are independent of and separate from the obligations of any other Guarantor or other guarantor of the Guaranteed Obligations, the Borrower and any other Loan Party and upon the occurrence and during the continuance of any Event of Default, a separate action or actions may be brought against each Guarantor, whether or not the Borrower or any such other Guarantor or other Loan Party is joined therein or a separate action or actions are brought against the Borrower or any such other Guarantor or other Loan Party.

(d)                                 Financial Condition of Borrower.  No Guarantor shall have any right to require any Guaranteed Party to obtain or disclose any information with respect to:  (i) the financial condition or character of the Borrower or the ability of the Borrower to pay and perform the Obligations; (ii) the Guaranteed Obligations; (iii) the Collateral; (iv) the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; (v) any action or inaction on the part of any Guaranteed Party or any other Person; or (vi) any other matter, fact or occurrence whatsoever.

SECTION 6.                                                 Subrogation.  Until the Guaranteed Obligations (other than contingent indemnification obligations) shall be satisfied in full and the Commitments shall be terminated, no Guarantor shall have, and no Guarantor shall directly or indirectly exercise, (a) any rights that it may acquire by way of subrogation under this Guaranty, by any payment hereunder or otherwise, (b) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Guaranty, or (c) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of any Guaranteed Party as against the Borrower or any other Guarantor or other Loan Party, whether in connection with this Guaranty, any of the other Loan Documents or otherwise.  If any amount shall be paid to any Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.  Upon the indefeasible payment in full of the Guaranteed Obligations and the termination of all Commitments, each Guarantor shall be subrogated to the rights of the Guaranteed Parties against the Borrower to the extent otherwise permitted by law; provided that such subrogation shall not (i) constitute a representation or warranty, express or implied, by any Guaranteed Party as to the enforceability or collectibility of any obligations of the Borrower under the Loan Documents or as to the perfection, priority or enforceability of any lien or security interest contained in or relating to any Loan Document; (ii) grant to the Guarantor any right of recourse against any Guaranteed Party in respect thereof; (iii) give rise to any duty on the part of any Guaranteed Party to cooperate with the Guarantor in the protection, preservation or enforcement of any rights the Guarantor may have against the Borrower or any other Loan Party; (iv) impair any Guaranteed Party’s unfettered discretion to settle or otherwise compromise any claims such Guaranteed Party may have against the Borrower or otherwise impair or affect any of the waivers or consents contained herein; or (v) restrict any Guaranteed Party from enforcing or forbearing from enforcing any of its rights or remedies against the Borrower; provided, further, that each Guarantor shall, upon demand, indemnify each Guaranteed Party against any and all costs and expenses arising directly or indirectly in connection with such right of subrogation.

SECTION 7.                                                 Continuing Guaranty; Reinstatement.

(a)                                 This Guaranty is a continuing guaranty and agreement of subordination relating to any Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time in connection with successive transactions consummated under the Term Loan Agreement and the other Loan Documents, and each Guarantor expressly acknowledges that this Guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist.  This Guaranty shall, subject to Section 26 hereof, continue in effect and be binding upon each Guarantor until termination of the Commitments and payment and performance in full of the Guaranteed Obligations.

(b)                                 This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of the Borrower (or receipt of any proceeds of Collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to the Borrower, its estate, trustee, receiver or any other Person (including under the Bankruptcy  Code or other state or federal law), or must otherwise be restored by the Administrative Agent or any Lender, whether as a result of Insolvency Proceedings or otherwise.  To the extent any payment is so rescinded, set aside, voided or otherwise repaid or restored, the Guaranteed Obligations shall be revived in full force and effect without reduction or discharge for such payment.

SECTION 8.                                                 Payments.

(a)                                 Each Guarantor hereby agrees, in furtherance of the foregoing provisions of this Guaranty and not in limitation of any other right which any Guaranteed Party or any other Person may have against the Guarantor by virtue hereof, upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under § 362(a) of the Bankruptcy Code or comparable provision of other applicable Debtor Relief Law), the Guarantor shall forthwith pay, or cause to be paid, in cash, to the Administrative Agent an amount equal to the amount of the Guaranteed Obligations then due as aforesaid (including interest which, but for the filing of a petition in any Insolvency Proceeding with respect to the Borrower, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in any such Insolvency Proceeding).  Each Guarantor shall make each payment hereunder, unconditionally in full without set-off, counterclaim or other defense, on the day when due in the currency in which such Guaranteed Obligations are denominated in Same Day Funds, to the Administrative Agent at such office of the Administrative Agent and to such account as is specified in the Term Loan Agreement.

(b)                                 Any and all payments by or on account of any obligation of any Guarantor hereunder shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable Law requires the deduction or withholding of any Tax from any such payment, then the applicable Guarantor and, if applicable, the Administrative Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 8) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.  As soon as practicable after any payment of Taxes by any Guarantor to a Governmental Authority pursuant to this Section 8, such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(c)                                  In addition, each Guarantor agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under the Guarantor Documents or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, the Guarantor Documents (hereinafter referred to as “Other Taxes”).

(d)                                 Without limiting the provisions of Section 8(c) above, each Guarantor shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(e)                                  The Guarantors shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 8) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(f)                                   Any payment by any Guarantor hereunder the application of which is not otherwise provided for herein, shall be applied in the order specified in Section 8.03 of the Term Loan Agreement.

(g)                                  As soon as practicable after any payment of Taxes or Other Taxes by any Guarantor to a Governmental Authority, each Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payments, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(h)                                 The agreements in this Section 8 shall survive the payment of all Guaranteed Obligations.

SECTION 9.                                                 Contribution among Guarantors.  Guarantors desire to allocate among themselves, in a fair and equitable manner, their rights of contribution from each other when any payment is made by any Guarantor under this Guaranty.  Accordingly, if any payment is made by any Guarantor under this Guaranty (a “Funding Guarantor”) that exceeds its Fair Share, the Funding Guarantor shall be entitled to a contribution from each other Guarantor in the amount of such other Guarantor’s Fair Share Shortfall, so that all such contributions shall cause each Guarantor’s Aggregate Guaranty Payments to equal its Fair Share.  The amounts payable as contributions hereunder shall be determined by the Funding Guarantor as of the date on which the related payment or distribution is made by the Funding Guarantor, and such determination shall be binding on the other Guarantors absent manifest error.  The allocation and right of contribution among Guarantors set forth in this Section 9 shall not be construed to limit in any way the liability of any Guarantor under this Guaranty or the amount of the Guaranteed Obligations.

SECTION 10.                                          Representations and Warranties.  In order to induce the Lenders to make Loans to the Borrower pursuant to the Term Loan Agreement, each Guarantor represents and warrants to each Guaranteed Party that:

(a)                                 Organization and Powers.  Each Guarantor (i) (A) is duly organized and validly existing and (B) in any jurisdiction in which such legal concept is applicable, is in good standing under the laws of its jurisdiction of organization, (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted and (iii) is duly qualified and licensed to do business as a foreign entity in each jurisdiction where the ownership, lease or operation of its properties or the conduct of its business requires such qualification or license, except in each case referred to in clauses (i)(B) or (iii), where the failure to be in good standing or so qualified or licensed is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.

(b)                                 Authorization; No Conflict.  The execution, delivery and performance by each Guarantor of this Guaranty and any other Guarantor Documents executed, or to be executed, by such person and the consummation of the transaction contemplated thereby (i) are within the power of such person and (ii) have been duly authorized by all necessary actions on the part of such Person, and do not and will not (x) violate any material Requirement of Law applicable to such Guarantor, (y) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material Contractual Obligation of such Guarantor or (z) result in the creation or imposition of any material Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of such Guarantor (other than Liens created under the Loan Documents).

(c)                                  Binding Obligation.  This Guaranty has been, and the other Guarantor Documents, when executed and delivered by each Guarantor, will have been, duly executed and delivered by such Guarantor.  This Guaranty constitutes, and each other Guarantor Document when so executed and delivered will constitute, a legal, valid and binding obligation of the Guarantor, enforceable against each Guarantor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditor’s rights generally and general principles of equity.

(d)                                 Governmental Consents.  No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Guarantor of this Guaranty or any other Guarantor Documents, except such as (i) have been made or obtained and are in full force and effect or (ii) are being made or obtained in a timely manner and once made or obtained will be in full force and effect.

(e)                                  Consideration.  Each Guarantor has received at least “reasonably equivalent value” (as such phrase is used in § 548 of the Bankruptcy Code), and at least “fair consideration” (as such term is used in § 272 of the New York Uniform Fraudulent Conveyance Act) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations and under any of the Collateral Documents to which it is a party.

(f)                                   Solvency.  Immediately prior to and after and giving effect to the incurrence of each Guarantor’s obligations under this Guaranty such Guarantor is and will be Solvent.

(g)                                  Term Loan Agreement Representations.  Each representation and warranty made by the Borrower in the Term Loan Agreement in reference to any Guarantor is true and correct as to such Guarantor.

SECTION 11.                                          Term Loan Agreement Covenants.  Each Guarantor shall observe, perform and comply with all covenants applicable to the Guarantor set forth in Articles VI and VII of the Term Loan Agreement, which by their terms the Borrower is required to cause the Guarantor to observe, perform and comply with (or which by the terms of such Articles are to be complied with by such Guarantor), as if such covenants were set forth in full herein.

SECTION 12.                                          Notices.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed, emailed (subject to the provisions of the final sentence of this Section 12) or delivered, in the case of a Guarantor, to the address or facsimile number or email address specified on the signature page hereof, and in the case of any Guaranteed Party, to the address or facsimile number or email address specified in the Term Loan Agreement, or to such other address, facsimile number or email address as shall be designated by such party in a notice to the other parties.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (a) actual receipt by the intended recipient and (b) (i) if delivered by hand or by courier, when signed for by the intended recipient; (ii) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (iii) if delivered by facsimile, when sent and receipt has been confirmed by telephone, when delivered; and (iv) if delivered by electronic mail (which form of delivery is subject to the provisions of the final sentence of this Section 12), when delivered. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, and to distribute documents for execution by the parties thereto, and may not be used for any other purpose.

SECTION 13.                                          No Waiver; Cumulative Remedies.  No failure by any Guaranteed Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Guarantor Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 14.                                          Costs and Expenses.

(a)                                 Costs and Expenses.  Each Guarantor severally, shall: (i) pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Guaranty and the other Guarantor Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable costs and expenses of counsel; and (ii) pay or reimburse the Administrative Agent and each other Guaranteed Party for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Guaranty or the other Guarantor Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all costs and expenses of counsel.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by any Guaranteed Party.

(b)                                 Interest.  Any amounts payable by a Guarantor under this Section 14 or otherwise under this Guaranty if not paid upon demand shall bear interest from the date of such demand until paid in full, at a fluctuating interest rate per annum at all times equal to the Default Rate applicable to Base Rate Loans to the fullest extent permitted by applicable Law.  Any such interest shall be due and payable upon demand and shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.

(c)                                  Payment.  All amounts due under this Section 14 shall be payable within ten Business Days after demand therefor.

(d)                                 Survival.  The agreements in this Section 14 shall survive the termination of the Commitments and repayment of all Guaranteed Obligations.

SECTION 15.                                          Right of Set-Off.  In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default each Lender and each of their respective Affiliates is authorized at any time and from time to time, without prior notice to the applicable Guarantor, any such notice being waived by each Guarantor to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any such Affiliate to or for the credit or the account of such Guarantor against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Guaranty or any other Guarantor Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness.  Each of the Lenders agrees (by its acceptance hereof) promptly to notify the Guarantors and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender and their respective Affiliates under this Section XV are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.

SECTION 16.                                          Marshalling; Payments Set Aside.  Neither the Administrative Agent nor any other Guaranteed Party shall be under any obligation to marshal any assets in favor of any Guarantor or any other Person or against or in payment of any or all of the Guaranteed Obligations.  To the extent that any Guarantor makes a payment to any Guaranteed Party, or any Guaranteed Party exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Guaranteed Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency

Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each of the Lenders severally agrees (by its acceptance hereof) to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

SECTION 17.                                          Benefits of Guaranty.  This Guaranty is entered into for the sole protection and benefit of the Administrative Agent and each other Guaranteed Party and their respective successors and assigns, and no other Person (other than any Indemnitee specified herein) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Guaranty.  The Guaranteed Parties, by their acceptance of this Guaranty, shall not have any obligations under this Guaranty to any Person other than the Guarantors, and such obligations shall be limited to those expressly stated herein.

SECTION 18.                                          Binding Effect; Assignment.

(a)                                 Binding Effect.  This Guaranty shall be binding upon each Guarantor and its successors and assigns, and inure to the benefit of and be enforceable by the Administrative Agent and each other Guaranteed Party and their respective successors, endorsees, transferees and assigns.

(b)                                 Assignment.  Except to the extent otherwise provided in the Term Loan Agreement, no Guarantor shall have the right to assign or transfer its rights and obligations hereunder or under any other Guarantor Documents without the prior written consent of the Required Lenders.  Each Lender may, without notice to or consent by any Guarantor, sell, assign, transfer or grant participations in all or any portion of such Lender’s rights and obligations hereunder and under the other Guarantor Documents in connection with any sale, assignment, transfer or grant of a participation by such Lender in accordance with Section 10.06 of the Term Loan Agreement of or in its rights and obligations thereunder and under the other Loan Documents.  In the event of any grant of a participation, the participant (A) shall be deemed to have a right of setoff under Section 15 in respect of its participation to the same extent as if it were such “Guaranteed Party;” and (B) shall also be entitled to the benefits of Section 14.

SECTION 19.                                          Governing Law and Jurisdiction.

(a)                                 THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH GUARANTOR IRREVOCABLY WAIVES

ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT. EACH GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST SUCH GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  EACH GUARANTOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(c)                                  Each Guarantor hereby irrevocably appoints CT Corporation, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its authorized agent (in such capacity, the “Process Agent”) with all powers necessary to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or relating to this Guaranty and the other Guarantor Documents in any of the courts in and of the State of New York.  Such service may be made by mailing or delivering a copy of such process to the Guarantor in care of the Process Agent at the Process Agent’s address and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf and agrees that the failure of the Process Agent to give any notice of any such service to the Guarantor shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.  As an alternative method of service, each Guarantor also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Guarantor at its address specified on the signature page hereof.  If for any reason the Borrower shall cease to act as Process Agent, each Guarantor shall appoint forthwith, in the manner provided for herein, a successor Process Agent qualified to act as an agent for service of process with respect to all courts in and of the State of New York and acceptable to the Administrative Agent.

(d)                                 Nothing in this Section 19 shall affect the right of the Guaranteed Parties to serve legal process in any other manner permitted by law or limit the right of the Guaranteed Parties to bring any action or proceeding against the Guarantor or its property in the courts of other jurisdictions.

SECTION 20.                                          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER GUARANTOR DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

SECTION 21.                                          Entire Agreement; Amendments and Waivers.  This Guaranty together with the other Guarantor Documents embodies the entire agreement of the Guarantor with respect to the matters set forth herein and supersedes all prior or contemporaneous agreements and understandings of the Guarantors, verbal or written, relating to the subject matter hereof and thereof and shall not be amended as to any Guarantor except by written agreement of the Guarantor, the Administrative Agent and the Required Lenders.  No waiver of any rights of the Guaranteed Parties under any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall be effective unless in writing and signed by the Administrative Agent and the Required Lenders, or the Administrative Agent (with the written consent of the Required Lenders).  Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 22.                                          Severability.  If any provision of this Guaranty or the other Guarantor Documents is held to be illegal, invalid or unenforceable as to any or all Guarantors, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty and the other Guarantor Documents as to such affected Guarantor(s) shall not be affected or impaired thereby, (b) the legality, validity and enforceability of such provisions and any other provisions as to any other Guarantor shall not be affected or impaired thereby, and (c) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 23.                                          Counterparts.  This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 24.                                          Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Guarantor Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Guarantor in respect of any such sum due from it to any Guaranteed Party hereunder or under the other Guarantor Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the Term Loan Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Guarantor in the Agreement

Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent (by its acceptance hereof) agrees to return the amount of any excess to the Guarantor (or to any other Person who may be entitled thereto under applicable law). The agreements in this Section 24 shall survive the termination of the Commitments and repayment of all Guaranteed Obligations.

SECTION 25.                                          Future Guarantors.  At such time following the date hereof as any Subsidiary of the Borrower (an “Acceding Subsidiary”) is required to accede hereto pursuant to the terms of Section 6.10(a) of the Term Loan Agreement, such Acceding Subsidiary shall execute and deliver to the Administrative Agent a Joinder Agreement substantially in the form of Annex I hereto, signifying its agreement to be bound by the provisions of this Guaranty as a Guarantor to the same extent as if such Acceding Subsidiary had originally executed this Guaranty as of the date hereof.

SECTION 26.                                          Guarantor Release.  Each Guarantor shall remain obligated under and bound by this Guaranty until termination of the Commitments and payment and performance in full of the Guaranteed Obligations; provided that this Guaranty shall be terminated as to any Guarantor, provided there exists no Default (except as otherwise specified in Section 6.10(b) of the Term Loan Agreement), upon the occurrence of a Release Date as to such released Guarantor, without affecting or impairing the obligations of any other Guarantor hereunder.

SECTION 27.                                          California Judicial Reference.  If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Guaranty or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04 of the Term Loan Agreement, the Guarantors shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Guarantors have executed this Guaranty, as of the date first above written.

[GUARANTOR]

By:
Title:

[GUARANTOR]

By:
Title:

[GUARANTOR]

By:
Title:

[SIGNATURE PAGE TO SUBSIDIARY GUARANTY]

[FORM OF]

GUARANTY JOINDER AGREEMENT

THIS JOINDER IN GUARANTY (this “Joinder”) is executed as of           , 20   by                      , a           [corporation/limited liability company/partnership] (“Joining Party”), and delivered to THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as administrative agent (in such capacity, the “Administrative Agent”), for the benefit of the Lenders (as defined below).  Except as otherwise defined herein, terms used herein and defined in the Term Loan Agreement (as defined below) shall be used herein as therein defined.

A.                                    Flex Ltd. (formerly known as Flextronics International Ltd.), a Singapore company (“Borrower”), the lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), and the Administrative Agent are parties to a Term Loan Agreement, dated as of November 30, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Loan Agreement”);

B.                                    The Joining Party is a direct or indirect Subsidiary of the Borrower and desires, or is required pursuant to the provisions of the Term Loan Agreement, to become a Guarantor under the Subsidiary Guaranty; and

C.                                    The Joining Party will obtain benefits from the incurrence and continuance of Loans by the Borrower, in each case pursuant to the Term Loan Agreement and, accordingly, desires to execute this Joinder in order to satisfy the requirements described in the preceding paragraph;

Accordingly, in consideration of the foregoing and other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby makes the following representations and warranties to each Lender and the Administrative Agent and hereby covenants and agrees with each Lender and the Administrative Agent as follows:

1.                                      By this Joinder, the Joining Party becomes a Guarantor for all purposes under the Subsidiary Guaranty, pursuant to Section 25 thereof.

2.                                      The Joining Party agrees that, upon its execution hereof, it will become a Guarantor under the Subsidiary Guaranty with respect to all Guaranteed Obligations (as defined in the Subsidiary Guaranty), and will be bound by all terms, conditions and duties applicable to a Guarantor under the Guaranty and the other Loan Documents.  Without limitation of the foregoing, and in furtherance thereof, the Joining Party severally absolutely, unconditionally and irrevocably guarantees the full and prompt payment when due of all (and not merely a lesser or proportional part of the) Guaranteed Obligations (on the same basis as the other Guarantors under the Subsidiary Guaranty).

3.                                      The Joining Party hereby makes and undertakes, as the case may be, each covenant, representation and warranty made by, and as a Guarantor pursuant to the Subsidiary Guaranty, in each case as of the date hereof (except to the extent any such representation or warranty relates solely to an earlier date in which case such representation and warranty shall be true and correct as of such earlier date), and agrees to be bound by all covenants, agreements and obligations of a Guarantor and Loan Party pursuant to the Subsidiary Guaranty and all other Loan Documents to which it is or becomes a party.

4.                                      This Joinder shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns, provided, however, the Joining Party may not assign any of its rights, obligations or interest hereunder or under any other Loan Document without the prior written consent of the Lenders or as otherwise permitted by the Loan Documents.  THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.  This Joinder may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.  In the event that any provision of this Joinder shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Joinder, which shall remain binding on all parties hereto.

5.                                      From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Loan Document” for all purposes of the Term Loan Agreement and the other Loan Documents.

6.                                      The effective date of this Joinder is               , 20  .

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

Accepted and Acknowledged by:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT F

FORM OF GUARANTOR RELEASE CERTIFICATE

To:          The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of November 30, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Flex Ltd. (formerly known as Flextronics International Ltd.), a Singapore company (the “Borrower”), the Lenders from time to time party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the             of the Borrower, and that as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower pursuant to Section 6.10(b) of the Agreement and that:

1.             There exists no Default as of the date hereof.

[Select One]

2.             As set forth on the worksheet attached hereto as Annex I, [name of applicable Subsidiary Guarantor] has ceased to be a Material Subsidiary as of the Borrower’s fiscal year end dated               , 20  .

2.             [Name of applicable Subsidiary Guarantor] has been released from all of its obligations under the Existing BAML Credit Agreement and the Existing Flex Indentures as of [insert date] and delivered herewith is the evidence of such release.

2.             [Name of applicable Subsidiary Guarantor] has ceased to be an Eligible Material Subsidiary as of [insert date] by virtue of the satisfaction of clause (a) of the definition of “Ineligible Material Subsidiary” in the Agreement solely due to a Change in Law, and the Borrower is unable, with the exercise of commercially reasonable efforts, to restore the status of such Subsidiary as an Eligible Material Subsidiary.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                  ,       .

FLEX LTD.

By:
Name:
Title:

Name of Subsidiary:

MATERIAL SUBSIDIARY CALCULATION
($ in 000’s)

I.	Material Subsidiary Test (“MS Test”) Based on Adjusted Revenues.

1.	Total revenues of Subsidiary:	$

2.	Intercompany Revenues:	$

3.	Adjusted revenues (Line I.1 — Line I.2):	$

4.	Consolidated total revenues for FIL:	$

5.	5% of Line I.4:	$

6.	Line I.3 — Line I.5:	$

Test Result:	MS Test met if Line I.6 is equal to 0 or is a positive number

MS Test Not Met (if Line I.6 is a negative number)

II.	MS Test Based on Adjusted Assets

1.	Total assets of Subsidiary:	$

2.	Intercompany Receivables:	$

3.	Intercompany Investments:	$

4.	Adjusted assets (Line II.1 — 2 — 3):	$

5.	Consolidated total assets for FIL:	$

6.	10% of Line II.6:	$

7.	Line II.4 — Line II.7:	$

Test Result:	MS Test met if Line II.7 is equal to 0 or a positive number

Not Met if Line II.7 is negative number

III.	Pro Forma MS Test Based on Adjusted Revenues.

1.

Total revenues of Subsidiary determined on a pro forma basis after giving effect to any Material Subsidiary Recalculation Event and all other Material Subsidiary Recalculation Events occurring on or prior thereto:

$

2.	Intercompany Revenues:	$

3.	Adjusted revenues on a pro forma basis (Lines III.1 — Line III.2):	$

4.	Consolidated total revenues for FIL:	$

5.	5% of Line III.4:	$

6.	Line III.3 — Line III.5:	$

Test Result:	MS Test met if Line III.6 is a positive number

MS Test not met if Line III.6 is a negative number

IV.	Pro Forma MS Test Based on Net Assets.

1.

Total assets of Subsidiary determined on a pro forma basis after giving effect to any Material Subsidiary Recalculation Event and all other Material Subsidiary Recalculation Events on or prior thereto:

$

2.	Intercompany Receivables:	$

3.	Intercompany Investments:	$

4.	Adjusted assets (Line IV.1 — Line IV.2 — Line IV.3):	$

5.	Consolidated total assets of FIL:	$

6.	10% of Line IV.5:	$

7.	Line IV.4 — Line IV.6:	$

Test Result:	MS Test met if Line IV.7 is equal to 0 or a positive number

MS Test not met if Line IV.7 is a negative number

EXHIBIT G

FORM OF ADMINISTRATIVE QUESTIONNAIRE

FAX ALONG WITH COMMITMENT LETTER TO:

[             ], Agency Management /MUFG

FAX#: [          ]

I.  Borrower Name: Flex Ltd.

II. Legal Name of Lender of Record for Signature Page:

•                  Signing Term Loan Agreement         ☐ YES         ☐ NO

•                  Coming in via Assignment        ☐ YES         ☐ NO

III. Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Borrower, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other — please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI.  Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s).  The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

		Primary	Secondary
	Credit Contact	Operations Contact	Operations Contact

Name:
Title:
Address:

Telephone:
Facsimile:
E Mail Address:

Does Secondary Operations Contact need copy of notices?   ☐ YES   ☐ NO

	Letter of Credit	Draft Documentation
	Contact	Contact	Legal Counsel

Name:
Title:

Address:
Telephone:
Facsimile:
E Mail Address:

PLEASE CHECK IF YOU CAN FUND IN THE CURRENCIES REQUIRED FOR THIS TRANSACTION LISTED BELOW:

☐
☐
☐
☐
☐
☐

VII. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:
(Bank Name)

(ABA #)

(Account #)

(Attention)

VIII. Lender’s Fed Wire Payment Instructions:

Pay to:
(Bank Name)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

(Attention)

IX. Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):

Tax Withholding Form Delivered to The Bank of Tokyo-Mitsubishi UFJ, Ltd.*:

                     W-9

                     W-8BEN

                     W-8BEN-E

                     W-8ECI

                     W-8EXP

                     W-8IMY

NON—U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN-E (or W-8BEN, as applicable) (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI.  It is also required on Form W-8BEN-E (or W-8BEN, as applicable) for certain institutions claiming the benefits of a tax treaty with the U.S.  Please refer to the instructions when completing the form applicable to your institution.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  An original tax form must be submitted.

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form

W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).  Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Term Loan Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Term Loan Agreement.  Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found at this link:

[Tax FormTool Kit (2006)]

X. MUFG Payment Instructions:

USD

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

ABA#

Acct. #

Attn:

Ref: Flex Ltd.

EXHIBIT H

FORM OF U.S. TAX CERTIFICATES

[See attached]

EXHIBIT H-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement dated as of November 30, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Loan Agreement”; the terms defined therein being used herein as therein defined), among Flex Ltd. (formerly known as Flextronics International Ltd.), a Singapore company (the “Borrower”), the Lenders from time to time party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Term Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT H-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement dated as of November 30, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Loan Agreement”; the terms defined therein being used herein as therein defined), among Flex Ltd. (formerly known as Flextronics International Ltd.), a Singapore company (the “Borrower”), the Lenders from time to time party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT H-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement dated as of November 30, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Loan Agreement”; the terms defined therein being used herein as therein defined), among Flex Ltd. (formerly known as Flextronics International Ltd.), a Singapore company (the “Borrower”), the Lenders from time to time party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT H-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement dated as of November 30, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Loan Agreement”; the terms defined therein being used herein as therein defined), among Flex Ltd. (formerly known as Flextronics International Ltd.), a Singapore company (the “Borrower”), the Lenders from time to time party thereto and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Term Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Term Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Term Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

H - 4

Date: , 20[ ]